UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LITHIA MOTORS, INC.

(Exact Name of Registrant as Specified In Its Charter)

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Notice of 2015 Annual Meeting of Shareholders

and

Proxy Statement

Thursday, April 23, 2015 at 8:30 a.m. Pacific Daylight Time

150 N. Bartlett St., Medford, Oregon 97501

LITHIA MOTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 23, 2015

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to our 2015 Annual Meeting of Shareholders of Lithia Motors, Inc., which will be held at 150 N. Bartlett St., Medford, Oregon 97501, on Thursday, April 23, 2015, at 8:30 a.m., Pacific Daylight Time for the following purposes:

1.	To elect seven directors to serve for the ensuing year;
2.	To cast an advisory vote on the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K; and
3.	To ratify the selection of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2015.

We will also consider and act on such other matters as may properly come before the meeting.

Only holders of record of our common stock at the close of business on February 27, 2015 are entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about March 12, 2015, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Shareholders and our 2014 Annual Report on Form 10-K. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our proxy statement and 2014 Annual Report on Form 10-K can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

I am excited to continue to lead our organization to new levels of performance and growth. We continue to be recognized for delivering the greatest shareholder return in the retail automotive sector. We are enthusiastic about the addition of DCH Auto Group (USA) Inc., our largest acquisition ever. Despite our success, we remain humble and we maintain the strategies that have helped us earn this success. We encourage our stores to set their own objectives, to anticipate their customers’ needs and to innovate to achieve their objectives with increased efficiency.

Our Mission Statement describes who we are as a company:

 Driven by our people and preferred by our customers,

we are the leading automotive retailer in each of our markets.

We work to fulfill our mission by:

Serving our Customers – We strive to surpass our customers’ expectations by anticipating their preferences, responding to a variety of needs, and performing the basics impeccably and with personalized service.

Growing Our People – We continue to foster a culture that motivates and inspires our employees.

Driving Profitable Growth – We challenge each other through performance expectations focused on customer satisfaction, new and used vehicle market share gain, and service and parts growth.

Thank you for being a shareholder! We will continue to refine our vision for success, communicate information transparently and celebrate accomplishments that make the company greater than the sum of its parts.

If you have any questions regarding this information or the proxy materials, please visit our website at www.lithia.com or contact our investor relations department at (541) 776-6591.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Lithia Motors and look forward to either seeing you at the meeting or receiving your proxy.

Very truly yours,

Bryan DeBoer

President and Chief Executive Officer

March 12, 2015

LITHIA MOTORS, INC.

PROXY STATEMENT

This proxy statement, the accompanying 2014 Annual Report on Form 10-K, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation, by our Board of Directors in connection with its solicitation of proxies for use at our 2015 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 150 N. Bartlett St., Medford, Oregon 97501, on Thursday, April 23, 2015, at 8:30 a.m. Pacific Daylight Time and any adjournment thereof. On or about March 12, 2015, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2014 Annual Report on Form 10-K. All references in this proxy statement to “Lithia,” “Lithia Motors,” the “Company,” “we,” “us,” or “our” refer to Lithia Motors, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:

1.	To elect seven directors to serve for the ensuing year;
2.	To cast an advisory vote on the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K; and
3.	To ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2015.

Will any other matters be voted on?

We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters. Furthermore, if a nominee cannot or will not serve as director, the proxy holders will vote for a substitute nominee selected by our Board of Directors.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on February 27, 2015, the record date, will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, there were 23,688,467 shares of Class A common stock and 2,562,231 shares of Class B common stock outstanding and entitled to vote. Each share of Class A common stock outstanding is entitled to one vote, and each share of Class B common stock outstanding is entitled to ten votes. Our executive officers and directors hold approximately 3.1% of the Class A common stock and 100% of the Class B common stock outstanding. All shares will vote together as a single voting group on all matters submitted to a vote of the shareholders. Our executive officers and directors hold or control shares representing approximately 53.4% of the votes available to be cast at the Annual Meeting.

How do I vote?

There are four ways to vote:

●	by Internet at http://www.proxyvote.com; just enter the control number found on your proxy card (we encourage you to vote this way as it is the most cost-effective method);
●	by toll-free telephone at 1-800-690-6903;
●	by completing and mailing your proxy card; or
●	by written ballot at the Annual Meeting.

May I change my vote?

Yes. You may change your vote or revoke your proxy any time before the Annual Meeting by:

●	entering a new vote by Internet or phone;
●	returning a later-dated proxy card;
●	notifying Christopher Holzshu, our Secretary, in writing, at 150 N. Bartlett Street, Medford, Oregon 97501; or
●	completing a written ballot at the Annual Meeting.

What vote is required to approve each proposal?

Assuming a quorum is present at the Annual Meeting, the required vote for approval varies depending on the proposal.

●

Proposal 1: Shareholders will elect the seven director nominees receiving the greatest number of votes. Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. However, if a director nominee receives more “withheld” votes than votes “for,” that may result in the director resigning from our Board of Directors (See Proposal No. 1 for a further description of our Director Resignation Policy).

●

Proposal 2: The votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve the compensation of our named executive officers. This vote is advisory and is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and our Board of Directors values your opinion and will consider the outcome of the vote in making decisions regarding executive compensation.

●

Proposal 3: The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2015.

How is a quorum determined?

For a quorum to exist at the Annual Meeting, there must be represented, in person or by proxy, shares representing a majority of the votes entitled to be cast at the meeting. Proxies that expressly abstain from voting on a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

How do we count votes?

The proxy holders will vote your shares as you instruct. We will not count abstentions or broker non-votes either “for” or “against” a “non-routine” matter submitted to a vote of shareholders. A broker non-vote occurs when a broker or other holder of record, such as a bank, submits a proxy representing shares that another person beneficially owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote shares on a non-routine matter if the beneﬁcial owner gives the broker voting instructions. Only the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 is considered a routine matter on which a broker or nominee that holds your shares in its name may vote without instruction from you.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How is my proxy voted?

Our Board of Directors has designated Tina Miller, Director of Accounting and Corporate Controller, and John North, VP of Finance and Chief Accounting Officer, as the proxy holders for the Annual Meeting. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) as specified by the shareholder. Proxies submitted without specification will be voted:

●	FOR the director nominees listed in this proxy statement;
●

FOR the approval of our compensation of the named executive officers disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; and

●	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the Securities and Exchange Commission (“SEC”) rules, we are furnishing our proxy materials, including this proxy statement and our Annual Report on Form 10-K, to our shareholders primarily via the Internet. On or about March 12, 2015, we mailed to our shareholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and Annual Report on Form 10-K. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

I have previously indicated I want to receive my proxy materials electronically. Will I still receive my materials via email as I have in the past?

Yes. If you have already signed up to receive the materials by email or other electronic transmission, you will continue to receive them in that manner.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Current Directors and Nominees

Sidney B. DeBoer took Lithia Motors public in 1996. Mr. DeBoer served as Chairman, Chief Executive Officer and Secretary from 1968 until May 2012. Since May 2012, Mr. DeBoer has served as Executive Chairman. He is also a member of various automobile industry organizations, including the President’s Club of the National Automobile Dealers Association, the Oregon director of the National Auto Dealers Association, and the Chrysler National Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award, the Sports Illustrated All-Star Dealer Award and multiple Chamber of Commerce Awards. Mr. DeBoer is active with several community and charitable organizations, including the Southern Oregon University Foundation Board, Oregon Community Foundation and the Oregon Shakespeare Festival. Since we were organized as a corporation in 1968, Mr. DeBoer has provided the leadership for our growth, both privately until 1996 and publicly since that time. Mr. DeBoer attended Stanford University and the University of Oregon. Mr. DeBoer brings to the Board of Directors demonstrated leadership skills and industry experience. His unique familiarity with our business and his participation in various industry associations allows him to provide our Board of Directors with insight into our business and the automotive industry.

Thomas R. Becker has been on our Board of Directors since 1997. Mr. Becker is President of North American Senior Living, LLC, a senior housing development, operations and consulting company. In 2011, Mr. Becker retired as Chief Executive Officer of Pacific Retirement Services, Inc., a company that runs both rental- and continuing-care retirement communities. During his tenure as Chief Executive Officer from 1990 until 2010, Pacific Retirement Services, Inc. was the parent corporation for over 30 retirement, senior housing and healthcare facilities in Washington, Oregon, California, Wisconsin and Texas and provided management, operations and development services to retirement communities. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker holds a B.S. degree from the University of Oregon and has previously served on other public company boards. As the former Chief Executive Officer of a large organization, Mr. Becker provides experience dealing with multi-state operations, issues associated with managing a large work force, and capital financing challenges. His experience provides us with helpful and relevant guidance in managing a large organization with significant financing needs.

Susan O. Cain joined our Board of Directors in June 2009. Since 2004, Ms. Cain has been a Senior Instructor in Accounting at Southern Oregon University, located in Ashland, Oregon. Ms. Cain holds a B.A. degree in General Science from Oregon State University and a Master of Science in Taxation from Washington School of Law, Washington Institute of Graduate Studies. Ms. Cain joined KPMG LLP in 1978, retiring as a partner in the San Francisco office in December 1999. While with KPMG, she specialized in banking institutions and trust tax services. Ms. Cain is involved with various non-profit and charitable organizations including the Ashland Independent Film Festival and the Oregon Shakespeare Festival. Ms. Cain maintains her CPA license in California. Ms. Cain brings to our Board of Directors a high level of accounting expertise, having practiced public accounting for over 20 years. She serves as the Audit Committee Chair and is an audit committee financial expert as defined under SEC rules.

Bryan B. DeBoer has served as our Chief Executive Officer and President since May 2012. He served as our President and Chief Operating Officer from January 2006 until May 2012, and as a director since May 2008. Mr. DeBoer joined us in 1989. From 1989 until 1996, he worked in our stores in various capacities including Finance Manager, Used Vehicle Manager, General Sales Manager, and General Manager. In 1997, Mr. DeBoer was promoted to Vice President, Mergers and Acquisitions. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations, and in August 2003, he was promoted to Executive Vice President, Mergers and Acquisitions/Operations. Mr. DeBoer has a B.S. degree from Southern Oregon University in Business Administration, graduating Summa Cum Laude. Mr. DeBoer also graduated from the National Automobile Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing. Mr. DeBoer’s experience and training in the various aspects of the auto retailing business brings to our Board of Directors industry knowledge and a familiarity with our operations.

M.L. Dick Heimann has served as our Vice Chairman since February 2007. From 1970 through our 2008 annual meeting, and again from the 2012 annual meeting until the present, he served as a member of our Board of Directors. Mr. Heimann brings a wide array of operational knowledge to our board. He served as our President of Corporate Affairs from January 2006 to February 2007 and our President and Chief Operating Officer from 1997 to January 2006. Mr. Heimann joined Lithia in 1970 as General Sales Manager, and later was promoted to General Manager and Partner of our first Dodge stores in Medford and Ashland, Oregon. He held various positions with us prior to becoming Vice President of Operations in 1979. Prior to joining us, he served as a service representative and district manager of Chrysler Corporation from 1967 to 1970. He has been a member of various state and national automobile industry organizations and community charities. Mr. Heimann is a graduate of the University of Colorado with a B.A. in Biology and Languages. Mr. Heimann brings industry knowledge to our Board of Directors as well as extensive experience with Lithia. We expect Mr. Heimann to continue as a consultant to the board as Vice Chairman Emeritus.

Shau-wai Lam is a new director nominee. Mr. Lam became a consultant to our company in 2015 and has assisted with our integration with DCH Auto Group (USA) Inc. (“DCH”). Immediately prior to our acquisition of DCH, Mr. Lam served as Chairman and Chief Executive Officer of DCH. Mr. Lam joined the predecessor to DCH in 1967 and initially worked in the company’s international trade operations; thereafter, he played an integral role in DCH’s expansion into the automobile retailing industry. In 1988, Mr. Lam was appointed President of DCH, where he continued to lead the company’s expansion to 27 automobile dealerships in New Jersey, New York and California. In the process, Mr. Lam has become an industry-recognized leader, serving as a member of the Board of Directors of the National Association of Minority Automobile Dealers, as well as a member of the Board of Trustees of the National Automobile Dealers Charitable Foundation. Mr. Lam has earned numerous industry awards including the WardsAuto Dealer Business Magazine Dealer of the Year Award, the Newsweek Magazine Dealer of the Year Finalist Award, the Time Magazine Quality Dealer Award for New Jersey, the National Association of Minority Automobile Dealers’ Lifetime Achievement Award, Ernst & Young’s Entrepreneur of the Year Award for New Jersey and multiple awards for his civic involvement. Mr. Lam is a graduate of Purdue University with B.S. and M.S. degrees in mathematics; he received the Distinguished Science Alumnus Award from Purdue University. Mr. Lam also has an M.B.A. from New York University. Mr. Lam brings to the Board of Directors demonstrated leadership skills, industry experience in large metropolitan markets and knowledge of DCH’s operations.

Kenneth E. Roberts joined our board in 2012 and most recently was “of counsel” with Lane Powell, PC, a Pacific Northwest law firm. He was a shareholder at Lane Powell through December 31, 2011 but has since had no ownership or voting interest in the firm. Prior to joining Lane Powell, Mr. Roberts was a partner with the law firm of Roberts Kaplan LLP (formerly Foster Pepper LLP) from 1987 until the firm joined with Lane Powell in January 2011. Mr. Roberts’s private law practice focused on corporate finance, mergers and acquisitions, corporate governance, executive compensation and securities, including representation of public companies, including Lithia, and community banks. Mr. Roberts has ceased actively practicing law. Mr. Roberts is a graduate of Harvard Law School and Oregon State University with a B.S. in Business and Technology. Mr. Roberts enhances our Board of Directors’ oversight role with his background in handling legal and corporate governance issues for public companies. Through his representation of rapidly expanding companies and work with clients on mergers and acquisitions, he provides insight into growth and acquisition strategies. In addition, his association with Lithia, dating back to our initial public offering in 1996, provides our Board of Directors with significant historical knowledge regarding our operations and legal issues.

William J. Young rejoined our Board of Directors in 2010 after serving as a director from 1997 to 2008. He was an Executive Director at J.D. Power and Associates, a global marketing information firm specializing in consumer research for the automotive industry, from 2003 to 2008, and has previously served on other public company boards. From 1994 through July 2000, Mr. Young was the Chairman of the board and President and Chief Executive Officer of Advanced Machine Vision Corporation. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for approximately 18 years, including as its President and Chief Executive Officer. Mr. Young also has experience as an independent automotive marketing consultant. Mr. Young brings to our Board of Directors the experience of a chief executive officer and previous service on the board and committees of another public company, continuing knowledge of the automotive industry and a wealth of contacts believed helpful to us.

Non-Director Executive Officers

Christopher Holzshu has served as Senior Vice President and Chief Financial Officer since November 2010 and Secretary since April 2012. Mr. Holzshu is responsible for all aspects of accounting, finance and financial planning and analysis; is directly involved in operations; oversees our performance monitoring functions, including setting operational targets for store performance and improvements, and capital deployment decision making; and tracks and manages Company-wide budgets. Prior to his promotion to Chief Financial Officer, Mr. Holzshu served as Vice President, Financial Planning and Analysis since 2008, where he was actively involved in business development, budgeting, forecasting, procurement, payroll and benefits. He joined Lithia in 2003 as Director of Accounting to oversee corporate accounting, and, beginning in 2004, served as Assistant Vice President of Audit and Compliance. Before joining Lithia, Mr. Holzshu worked at KPMG LLP, where he specialized in the automotive manufacturing and retail automotive sectors. Mr. Holzshu is a licensed CPA in Oregon.

R. Bradford Gray has served as a consultant since September 1, 2014; he previously served as Executive Vice President involved in acquisitions and dispositions, claims resolutions and human resources from 1996 until August 31, 2014 and was also a board member from 1997 until May 2005. From 1981 to 1995, he served in various capacities, including as General Manager of our Lithia Dodge Medford (1989-1991) and Grants Pass (1991-1995) stores. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, Sales Manager and General Manager.

Scott Hillier joined Lithia in January 1986. Mr. Hillier has served as Senior Vice President of Operations since August 2008. In this role, he supervises Lithia’s Regional Vice Presidents and is responsible for vehicle sales and finance, service and parts operations, marketing, personnel and human resources. Prior to his current role, Mr. Hillier was Vice President of Human Development from 2003 to 2008, and, prior to that, Vice President of Sales and Finance. Prior to joining the executive management team, Mr. Hillier worked in our stores, performing such roles as Finance Manager, General Sales Manager, General Manager and multi-store General Manager. He brings successful operational experience and training and mentoring techniques. Mr. Hillier graduated from Southern Oregon University with a B.S. in Inter-disciplinary Studies.

CORPORATE GOVERNANCE

Board Leadership and Structure

2014 Board and Committee Composition

The following table reflects our board Members and their Committee positions in 2014.

Director	Key	Compensation	Audit	Corporate Governance
Thomas R. Becker	LI	✔	✔	✔
Bryan B. DeBoer
Sidney B. DeBoer	CB
Susan O. Cain	I	✔	C	✔
M.L. Dick Heimann(1)
Kenneth E. Roberts	I	✔	✔	C
William J. Young	I	C	✔	✔
CB = Chairman of our board I = Independent Director LI = Lead Independent Director C = Committee Chairman
(1) Mr. Heimann is a current director not standing for reelection at this Annual Meeting.

Board of Directors

Our bylaws provide for not less than two and not more than seven directors. Our Board of Directors has the discretion to set the size of our board from time to time. Our Board of Directors has set the number of directors at seven.

There is no requirement that directors attend our annual meeting of shareholders, but directors are encouraged to do so. Our Board of Directors held 17 meetings in 2014. Each incumbent director attended at least 80% of all meetings of the board and of the board committees on which he or she served. All of our incumbent directors attended our 2014 Annual Meeting of Shareholders.

Board Committees

Our board has three standing committees: the Compensation Committee, the Audit Committee, and the Corporate Governance Committee. Each committee member is an independent director under NYSE listing standards, including, with respect to members of the Audit Committee and Compensation Committee, under the enhanced independence standards that apply to members of those committees. Each of our board committees has a charter. A written copy of our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics and Shareholder Communications Policy may be obtained by contacting our Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. These documents are also available on our website at www.lithia.com under Investor Relations.

The Compensation Committee is responsible for our executive compensation philosophy. Among other authority and responsibilities, it annually reviews the performance of, and determines the base salary and variable and long-term compensation for, our Chief Executive Officer and Executive Chairman. It also reviews the compensation for other executive officers and reviews and recommends the compensation for independent board members. The Compensation Committee may delegate any of its responsibilities to a subcommittee, which subcommittee shall consist of at least two members of the Compensation Committee but otherwise may consist of any persons(s) selected by the Compensation Committee. The Compensation Committee has delegated authority to our CEO and CFO to specify the recipients of up to 50,000 restricted stock units (“RSUs”) to persons who are employees of Lithia or a subsidiary of Lithia and who are not, at the time the award is granted, directors, officers or stockholders of Lithia required to file statements with the SEC under Section 16 of the Securities Exchange Act of 1934. The Compensation Committee also has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant and outside legal counsel as necessary to assist with the execution of its duties and responsibilities. The Compensation Committee administers our employee benefits plans, including our 2013 Amended and Restated Stock Incentive Plan, our 2009 Employee Stock Purchase Plan, our 2013 Discretionary Support Services Variable Compensation Plan and our Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan, and the Compensation Committee certifies and approves payments based on performance measures. The Compensation Committee held nine meetings during 2014. (See “Compensation Discussion and Analysis” below for a discussion of our compensation philosophy and how the Compensation Committee determines the compensation of our executive officers).

The Audit Committee is responsible for selecting and hiring our independent registered public accounting firm and for overseeing our accounting functions, system of internal control established by management and processes to assure compliance with applicable laws, regulations and internal policies. Our Director of Internal Audit also reports directly to the chair of the Audit Committee. The Audit Committee held seven meetings during 2014. Each of the committee members is financially literate, as required under NYSE listing standards and the Audit Committee Charter; our board has reviewed the qualifications and experience of the nominees standing for election and has determined that Ms. Cain satisfies the requirements of an “audit committee financial expert” as defined by the SEC.

The Corporate Governance Committee is responsible for assisting our Board of Directors in identifying qualified individuals to become board members and recommending to our Board of Directors nominees for each annual meeting of the shareholders; determining the composition of our Board of Directors and its committees; developing and implementing a set of effective corporate governance policies and procedures; developing and enforcing a Code of Business Conduct and Ethics; monitoring a process to assess the effectiveness of our Board of Directors, its members and its committees; and ensuring compliance with NYSE listing standards. The Corporate Governance Committee held four meetings in 2014.

Director Independence

Generally, under NYSE listing standards, a director is not independent if he or she has a direct or indirect material relationship with Lithia or its management. In accordance with its charter, the Corporate Governance Committee annually reviews the independence of all non-employee director nominees and reports its findings to the full Board of Directors, which makes a determination about the independence of each nominee. All transactions and relationships between each director nominee or any member of his or her immediate family and Lithia, its consolidated subsidiaries and affiliates, and management are reviewed. These transactions and relationships are reviewed in the context of the specific independence standards enumerated in the NYSE listing standards, as well as other business and personal relationships that could compromise the independent judgment of each director. Other than the NYSE listing standards, we do not adhere to categorical standards for determining independence; rather, we review and evaluate the specific facts and circumstances of each transaction and relationship to determine whether it could compromise the independent judgment of a director. As a result of this review, our Board of Directors affirmatively determined that each of Ms. Cain and Messrs. Becker, Young and Roberts are “independent.”

Lead Independent Director and Leadership Structure

Lithia’s governance documents provide our board with flexibility to select the leadership structure that is best for the Company. If the chairman of our Board of Directors is not an independent director, our Board of Directors annually selects an independent director to serve as the “Lead Independent Director” responsible for coordinating the activities of the independent directors. If the Chairman of our Board of Directors is an independent director, our Board of Directors may nonetheless select a Lead Independent Director from one of the other independent directors.

Bryan B. DeBoer is our President and Chief Executive Officer, and Sidney B DeBoer is our Chairman of the Board and Executive Chairman. We believe that the separation of the CEO and Chairman positions is beneficial because it allows our CEO to focus his energy and time on operating the Company while simultaneously allowing our Chairman to exercise his leadership strengths. Because Sidney B. DeBoer is not an independent director, our Board of Directors appointed Thomas Becker as Lead Independent Director, and he has served in that capacity since 2008.

Sidney B. DeBoer, as Manager of Lithia Holding Company, L.L.C. (“Lithia Holding”), has the authority to vote all of the Class B common stock, which represents approximately 52.0% of the outstanding voting shares. Accordingly, Sidney B. DeBoer controls sufficient votes to elect the entire Board of Directors. To ensure independent oversight of management and the transparency expected from a public company, however, we maintain a board comprised of a majority of independent directors and the Audit Committee, Compensation Committee and Corporate Governance Committee are composed solely of independent directors. At least once each quarter, the independent directors meet privately in executive session. Annually, an independent third party conducts a 360 degree review of our Chief Executive Officer with the other board members and the officers reporting directly to the Chief Executive Officer. The results of that review are shared with the independent directors. Each committee chair approves the agenda for his or her committee meeting and all directors are permitted to propose items for consideration by any committee or the full board. Each committee is given the right in their respective charters to retain outside advisors (including legal counsel) in its discretion. The Corporate Governance Committee has recommended, and the full board has approved, Corporate Governance Guidelines and a Code of Business Conduct and Ethics, each of which is available on our website at www.lithia.com.

We believe our policies and protocols, selection of a Lead Independent Director, board members’ general knowledge and experience with operations, and the review by independent board members and committees, provide adequate, independent oversight of management and creates a distinct separation between our Board of Directors and management. Shareholders may contact the Lead Independent Director or the independent directors as a group using the procedures described in “Shareholder and Other Interested Parties Communications” below.

Our Board’s Risk Oversight Role

Our Board of Directors monitors the risks facing our business by evaluating our risk management processes, including the processes established to monitor how management reports material risks to our Board of Directors and how our executive team manages the various risks that face our business. Our Board of Directors periodically reviews the potential severity of various risks faced by our company (including geographic risks and the potential impact of new laws to the business) and collaborates with management in creating the company’s long range plan, which takes into account analysis and mitigation risks.

Our Board of Directors has delegated responsibility for certain areas of its risk oversight to board committees.

The Compensation Committee, together with our Board of Directors, reviews and manages our compensation policies and programs to ensure they do not encourage unacceptable risk-taking by our executives and employees. The Compensation Committee reviews a summary and assessment of such risks at least annually and in connection with the discussion or review of individual elements of compensation during the year.

The Audit Committee reviews our material financial risk exposures and the process by which management assesses and manages financial risks. The Audit Committee receives periodic reports from management on risks facing Lithia. The Audit Committee also meets with management to discuss the steps management has taken to assess, monitor and mitigate risks. While our Board of Directors oversees risk management, our management is charged with managing risk through effective internal controls and processes, which facilitates the identification and management of risks, and management regularly discusses risk management with our Board of Directors.

Director Qualifications and Nominations

The Corporate Governance Committee is responsible for identifying and evaluating potential director nominees to fill any vacancies on our Board of Directors. The committee recommends director nominees with backgrounds and qualifications that complement each other and that collectively allow our Board of Directors to fulfill its responsibilities.

The Corporate Governance Committee annually reviews the composition of our board and evaluates the qualifications and contributions of the current directors in the context of the desired composition of our board, our operating requirements and the long-term interests of our shareholders. The committee also routinely reviews and interviews candidates for our board of Directors whose background and experience suggest they may be qualified to join our board and add valuable experience. The qualifications required of individuals for consideration as a board nominee vary according to the particular areas of expertise sought as a complement to our existing Board of Directors composition at the time of any vacancy. Potential candidates may be suggested from various sources, including management, other board members, shareholders, legal counsel, business leaders and other industry executives and directors. To date, our board has not used an outside director search firm to identify potential director nominees.

The Corporate Governance Committee evaluates the qualifications of potential director nominee candidates, including candidates proposed by shareholders, based on certain criteria which include the individual’s skills, experience and other factors in the context of the current composition of our Board of Directors in order to maintain our board’s overall diversity, including such factors as business experience, other directorships, business and personal relationships with management, expertise in finance, knowledge of financial reporting and the business of the Company. In this context, diversity encompasses differences of viewpoint, personal and professional experience, education, skill, and other individual qualities and backgrounds, such as gender, race and ethnicity differences. At a minimum, qualified director nominees should have the ability to dedicate sufficient time to board activities and duties and qualified independent director nominees should meet applicable NYSE independence standards and not have any conflicts of interest or material affiliations with us or our executive officers. The Corporate Governance Committee reviews its effectiveness in balancing these criteria when assessing the composition of our board.

We require all of our directors to annually sign an acknowledgement of their confidentiality obligations and obligations under our insider trading policy and other policies to reinforce their commitment to protect our confidential information and our business reputation and to comply with applicable securities laws.

We seek to attract and retain qualified candidates for board membership regardless of the origin of recommendation, and there are no differences in the manner in which the Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The Corporate Governance Committee will consider potential nominees recommended by any record or beneficial shareholder. (See “Shareholder and Other Interested Parties Communications – Shareholder Director Recommendations” below).

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive, financial and accounting officers. A complete copy of our Code of Business Conduct and Ethics is available on our website at www.lithia.com, or you may request a copy by mail from our Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. We intend to publicly disclose all amendments to and waivers of the Code of Business Conduct and Ethics on our website.

Board Compensation

Compensation of Directors

Non-Employee Director Compensation. Our directors serve from election at each annual meeting until the following annual meeting. The Compensation Committee annually reviews non-employee director compensation and recommends changes to our Board of Directors. If accepted, any recommended change is effective for the ensuing service year. Accordingly, the actual compensation paid to a director in a calendar year is generally earned under two separate compensation plans.

The Compensation Committee engaged Rodeghero Consulting Group (“RCG”) in 2013 and 2012 as an independent consultant reporting to the Compensation Committee to review the market competitiveness of the compensation paid to the non-employee directors. For this report, RCG used a broad selection of retail companies based on industry classification code. The peer group used for comparison for pay of non-employee directors is composed of: Asbury Automotive Group, Inc., American Eagle Outfitters, Ascena Retail Group, Inc., Cabelas Inc., Chico’s FAS, Genesco Inc., Group 1 Automotive, Inc., The Pep Boys – Manny, Moe & Jack, RadioShack Corporation, Rent-A-Center, Inc., Sonic Automotive, Inc., Sally Beauty Holdings, Inc., Signet Jewelers, Systemax Inc., Tiffany & Co., Tractor Supply Company, Urban Outfitters, Inc. and Williams-Sonoma. Executive officers of the Company do not (except in their capacity as directors) recommend or determine director compensation.

A significant portion of our director compensation is in the form of equity awards. The Compensation Committee believes that paying a portion of the annual compensation in equity provides each director with a vested interest in our long-term financial success. The compensation structure for our non-employee directors for the 2014-2015 service year is:

●	$5,000 monthly retainer; and
●	An RSU award for a number of shares of our Class A common stock with a value of $100,000 based on the average closing share price for the 40 trading days prior to the award grant date.

In 2014 we granted RSU awards to our non-employee directors immediately after the annual shareholder meeting, and we expect that practice to continue. Twenty-five percent of the RSU awards vest on the first business day of the month after each regularly scheduled quarterly meeting of our Board of Directors if the director continues to serve on that day. All equity grants to directors are subject to our stock ownership policy. (See “Non-Employee Director Stock Ownership Policy; Hedging and Pledging Restrictions” below).

Our board believes the compensation of non-employee directors is equitable, using the RCG report as a guideline. Our board also believes the award of most of a director’s compensation in the form of an equity award subject to our stock ownership policy ties the directors’ compensation to shareholder interests over the long term.

Director Compensation Table. The following table summarizes compensation paid to non-employee members of our Board of Directors during calendar year 2014, which represents the 2014 portion of both the 2013-2014 board term and the 2014-2015 board term:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Thomas Becker	$56,000	$106,916	$5,947	$168,863
Susan O. Cain	56,000	106,916	3,197	166,113
Kenneth E. Roberts	56,000	106,916	6,453	169,369
William Young	56,000	106,916	-	162,916

(1)

The amounts set forth in this column reflect the fair value of all awards granted in 2014, including awards that did not vest in 2014. (See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for the valuation techniques and assumptions and other information related to our stock awards).

(2)	Amounts paid by us on behalf of our board members for long-term care insurance.

The fees reflected in the column “Fees Earned or Paid in Cash” in the above table are the actual fees earned in calendar year 2014. The amounts in the “Stock Awards” column reflect the fair value of awards granted during 2014, even though not fully earned until the completion of the year of service in April 2015. All stock awards were made pursuant to a previously approved compensation package for board members.

Equity incentive awards outstanding at December 31, 2014 for each non-employee Director were as follows:

Name	Unvested Stock Awards (#)	Option Awards (#)
Thomas Becker	375	-
Susan O. Cain	375	3,833
Kenneth E. Roberts	375	-
William Young	375	1,000

Deferred Compensation Agreement. We offer our non-employee directors the opportunity to defer receipt of their compensation through participation under a Deferred Compensation Agreement entered into in 2009. Under this agreement, participants, including the non-employee directors, who elect to defer compensation may defer receipt of all or a portion of their cash compensation and any stock award. In 2014, no director elected to defer cash compensation; Mr. Young elected to defer stock compensation.

Non-Employee Director Stock Ownership Policy; Hedging and Pledging Restrictions

Non-employee directors are expected to acquire and hold sufficient shares of our common stock to meaningfully share the risks and rewards of ownership with our shareholders generally. Non-employee directors are required to retain the lesser of 900 shares of common stock for each year of service or 5,000 shares; however, shares may be sold to pay taxes with respect to the receipt of such shares. A non-employee director may not sell the retained shares until six months after the non-employee director ceases to serve on our board.

Our insider trading policy and our stock ownership policy for executive officers and directors specifies that they may not (1) engage in hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, or (2) hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.  In the case of pledging transactions, our Board of Directors may grant exceptions to this prohibition when a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and demonstrates the financial capacity to repay the loan without resorting to the pledged securities, or in circumstances our Board of Directors determines to be in the best interest of, or not detrimental to, the Company.  In addition, securities pledged as of the date we adopted these changes to our policy and guidelines may continue to be pledged under existing or replacement arrangements. Sidney B. DeBoer is a member and the manager of Lithia Holding, which has the sole voting and investment power with respect to all of the Class B common stock; 1,762,231 of the 2,562,231 shares of Class B common stock are pledged by Lithia Holding to secure a loan to Lithia Holding. In addition, Ken Roberts has a line of credit that is secured by the securities held in one of his brokerage accounts, including 59,775 shares of Class A common stock of Lithia; no amounts were drawn on this line of credit as of February 27, 2015.

PROPOSAL NO. 1

Election of Directors

Our Board of Directors has nominated each of the following persons for election as a director:

Nominee Name	Age	Has Been a Director Since/(During)
Sidney B. DeBoer	71	1968
Thomas R. Becker	63	1997
Bryan B. DeBoer	48	2008
Susan O. Cain	60	2009
William J. Young	72	2010 / (1997-2008)
Kenneth E. Roberts	70	2012
Shau-wai Lam	73	N/A

Term

If elected, each nominee will hold office until the next annual meeting or until his or her successor is elected and qualified.

Director Replacement and Resignation Policy/Election by Majority Vote

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated by our Board of Directors or our Board of Directors may reduce the number of directors.

Because our Board of Directors is elected by a plurality of votes under Oregon corporate law, it is possible directors can be elected with less than a majority vote in favor of their election. Our Board of Directors has adopted a Director Resignation Policy to address the possibility that, in an uncontested election of directors, a director could be elected with more “withheld” votes than votes cast “for” the director. A director receiving more “withheld” votes than “for” votes must tender his or her resignation from our Board of Directors within five business days after certification of the election results. Within ninety days after receipt of such resignation, the Corporate Governance Committee will consider the resignation offer and make a recommendation to our Board of Directors whether to accept or reject the offer to resign. Our Board of Directors will disclose its decision on a Form 8-K filed with the SEC. The Corporate Governance Committee will not nominate for election any person who in the previous year’s election received more “withheld” votes than votes cast “for” the person. The full policy is included in our Corporate Governance Guidelines which can be accessed on our website at www.lithia.com.

Biographical Information on our Nominees

Our Board of Directors believes that the combination of the qualifications, skills and experiences of the nominees will contribute to an effective and well-functioning board. Our Board of Directors and the Corporate Governance Committee believe that individually, and as a group, the nominees possess the necessary qualifications to provide for future oversight of our business consistent with their fiduciary duty to shareholders. Included in each director nominee’s biography, above, is a description of the experience, skills and attributes of each nominee.

Mr. Shau-wai Lam is a new director nominee. The Board of Directors has nominated Mr. Lam because of his extensive auto retailing experience, experience within the auto dealer community, familiarity with DCH operations, and role in the success of DCH in larger metropolitan areas.

Our Board of Directors unanimously recommends a vote FOR

each of the nominees named above.

PROPOSAL NO. 2

Advisory vote on the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.

We are asking shareholders to approve the following advisory resolution on the executive compensation reported in this proxy statement:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related tables, notes and narrative discussion in the Proxy Statement for the Company’s 2015 Annual Meeting of Shareholders, is approved.

The advisory vote, which is required by Section 14A of the Securities Exchange Act, is a vote to approve or disapprove the overall compensation package of our executive officers and not any one specific element of the compensation package or on the compensation received by any one person. We hold our advisory vote annually. The advisory vote is non-binding and does not overrule a decision by the Company, our Board of Directors or the Compensation Committee or create or imply any additional fiduciary duty for our officers or directors. However, the Compensation Committee and board will review and consider the results of the advisory vote when making future decisions about executive compensation.

At our 2014 Annual Meeting of Shareholders, over 99% of the advisory votes cast on the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related tables, notes and narrative discussion in the Proxy Statement for our 2014 Annual Meeting of Shareholders, were cast “for” that compensation. The Compensation Committee considered this shareholder approval when it determined 2014 compensation. Based on the approval and on our belief that our compensation philosophy, programs and practices in 2013 were effective in promoting our strong financial performance, we did not make material changes to the philosophy, programs or practices in 2014. The increases we made to the amount of compensation that we paid to our executives between 2012 and 2014 reflect our improved financial performance and increased responsibility and experience of our executives.

We urge shareholders to read the detailed information about our compensation philosophy and objectives included in Compensation Discussion and Analysis (CD&A), below, which provides context for the Summary Compensation Table beginning on page 25 and related information. As discussed in the CD&A, we believe our compensation programs align the interests of our executives and our shareholders, help us attract and retain experienced executive talent, and focus our executives on performance and achievement of our short-, mid- and long-term strategic goals and objectives. We believe the overall compensation paid in 2014 was appropriate, particularly considering our financial results in 2014.

Our Board of Directors unanimously recommends a vote FOR the advisory resolution to approve the compensation of our named executive officers.

Compensation Discussion and Analysis

Named Executive Officers

This section discusses our compensation programs and the compensation paid in 2014 to our Chief Executive Officer, Chief Financial Officer and next three highest-paid executives (named executive officers, or NEOs). The following table identifies our NEOs, the positions they hold and the year in which they became an employee. Our officers are appointed by our Board of Directors. (See “Directors, Nominees and Executive Officers” for more complete biographical and background information on our NEOs).

Name	Age	Current Position(s)	With Company Since
Bryan B. DeBoer	48	President and Chief Executive Officer	1989
Christopher Holzshu	41	Senior Vice President and Chief Financial Officer	2003
Sidney B. DeBoer	71	Executive Chairman	1968
R. Bradford Gray	63	Consultant	1981
Scott A. Hillier	52	Senior Vice President	1986

2014 Performance and Growth

The table below highlights selected financial results that were used to determine performance-based compensation in 2014 and compares those to 2013 and 2012 results. Certain of these financial measures differ from measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). We include reconciliations of adjusted pre-tax profit and adjusted earnings per share to the most comparable GAAP measures in the detailed discussion below.

	2014	2013	2012
Adjusted pre-tax profit	$218.9 million	$170.7 million	$129.8 million
Adjusted earnings per share	$5.26 (1)	$4.13 (2)	$2.99
New vehicle unit sales	91,104	66,857	55,666
Rate for manufacturer sales responsibility attainment	107.8%	110.5%	110.4%
Used retail vehicle same store unit sales increase	8.0%	13.7%	19.5%
Service, body and parts same store sales increase	11.3%	6.8%	6.5%
Sales satisfaction index (SSI)	100.5%	100.4%	99.6%
Service satisfaction index (CSI)	100.1%	99.6%	99.1%

(1)

Our reported diluted net income per share was $5.26; adjusted earnings per share excludes a benefit of $0.13 per share for a gain on a sale of a store offset by a non-core charges of $0.13 per share related to certain reserves and acquisition costs recorded in 2014; a reconciliation can be found below.

(2)

Our reported diluted net income per share was $4.05; adjusted earnings per share excludes a benefit of $0.06 per share for a gain on a sale of land offset by a non-core charge of $0.14 per share related to certain reserves recorded in 2013; a reconciliation can be found below.

During 2014, we focused on the following areas to achieve our mission which has, in turn, driven the financial success reflected in the table above. We strive to:

●	increase revenues in all business lines;
●	capture a greater percentage of overall new vehicle sales in our local markets;
●

capitalize on a used vehicle market that is approximately three times larger than the new vehicle market by increasing sales of manufacturer certified pre-owned used vehicles; late model, lower-mileage vehicles; and value autos, which are older, higher mileage vehicles;

●	grow our service, body and parts revenues as units in operation increase;
●	leverage our cost structure as revenues increase while maintaining fixed costs;
●	diversify our franchise mix through acquisitions;
●	integrate acquired stores to achieve targeted returns;
●	increase our return to investors through dividends and strategic share buy backs;
●	utilize prudent cash management, including investing capital to produce accretive returns; and
●	increase leveragability of the balance sheet to prepare for future expansion opportunities.

We performed well against these metrics in 2014. Revenue increased 34.6%, same store sales increased 12.1%, and adjusted earnings per share increased 27.4% to $5.26, the highest in our history. In addition, we distributed $15.9 million to shareholders as cash dividends and repurchased $23 million of shares under our share buyback program.

Our market presence greatly expanded in 2014 through our acquisition of 35 dealerships, including the 27 stores we acquired through the purchase of DCH; we also opened one new store in 2014. The combined estimated annual revenues for our 36 new stores is $2.7 billion. This growth builds upon our successes in 2013 and 2012. In 2013, we acquired six stores and opened one new store with combined estimated annual revenues of $273 million. In 2012, we acquired four stores and opened two new stores with combined estimated annual revenues of $265 million. Moving forward, we continue to evaluate our portfolio of franchises to balance our brand mix, minimize exposure to any one franchise and achieve financial returns. We divest stores that are not meeting our financial return requirements or other performance expectations. Divestiture activity generated $17.2 million during the past three years as we sold six stores with combined annual revenues of $131 million.

Total Shareholder Return

The following graphs show our 1-year Total Shareholder Return (“TSR”) and 3-year average TSR compared to the average 1-year TSR and 3-year average TSR of our Tier 1 and Tier 2 peer groups over the previous three years. The auto retailer, or Tier 1, peer group consists of: Asbury Automotive Group, Group 1 Automotive, Penske Automotive Group and Sonic Automotive, Inc. The industry, or Tier 2, peer group consists of Advance Auto Parts Inc., Americas Car-Mart, Inc., AutoNation, Inc., AutoZone, Inc., CarMax, Inc., Monro Muffler Brake, Inc., O’Reilly Auto Parts and The Pep Boys – Manny, Moe & Jack. Further discussion on the peer groups can be found beginning on page 18. TSR is calculated as the difference between the beginning stock price at January 1 and the ending stock price at December 31 plus dividends paid in the measurement period, divided by the beginning stock price at January 1.

1-Year TSR = (StockPriceend - StockPricebegin + DividendsPaid) / StockPricebegin – 1

3-Year TSR = ((StockPriceend - StockPricebegin + DividendsPaid) / StockPricebegin)^1/3 - 1

Compensation Philosophy and Objectives

The Compensation Committee of our Board of Directors (as used in this Compensation Discussion and Analysis, the “Committee”) sets compensation to attract and retain talented individuals, provide incentives to accomplish our business goals and objectives and align the interests of our executives with those of our shareholders. We strive to establish a compensation package that is competitive within our industry and in the locations where we operate, and our compensation philosophy emphasizes pay for performance and a strategic balance of short- and long-term incentives.

Compensation Elements and Emphasis on Performance

Our compensation philosophy emphasizes pay for performance, with a strategic balance of short- and long-term incentives. We implement our philosophy through five primary compensation elements, each of which serves a distinct purpose.

1.	Base salary reflects the scope of the executive’s role and baseline performance.

2.

Variable cash performance bonuses motivate executives to meet the short-term goals that drive our long-term business strategy. We set performance measures every six months (January and July) to account for market shifts and other factors.

3.

Performance equity incentives align executive and shareholder interests and reward long-term success. We award RSUs to executives that have both performance and retention components: RSUs are earned when specified annual performance criteria are met; earned RSUs vest in subsequent years based on continued employment. We also have awarded long-term RSUs to certain executives that vest if specified adjusted earnings per share thresholds are met within a six-year period.

4.	Retirement benefits promote our executives’ financial security and assist with our succession planning.

5.	Other benefits enhance base pay and promote our executives’ financial security and health.

2014 Compensation

Our 2014 compensation programs and practices did not change materially from 2013. The graphs below show the 2014 proportion of fixed and performance-based pay and the proportion of short- and long-term pay earned by our chief executive officer and by our other NEOs.

Our Process for Determining Compensation

Compensation Committee’s Determination for Compensation for CEO and Executive Chairman. The Committee determines the compensation of our CEO and Executive Chairman. The Committee meets in executive session, without our CEO or Executive Chairman, to evaluate performance and to set the amount and type of compensation to be paid. In this process, the Committee is assisted by its independent compensation consultant. The Committee also reviews and considers the results of the independent 360-degree review of our CEO that an outside party conducts annually, and the Committee considers all elements of total compensation earned in prior years. Finally, the Committee reviews and considers the results of our most recent advisory vote on the compensation of our NEOs. If the outcome on the advisory vote on executive compensation paid during the previous year is favorable, as it was last year, we believe that conveys shareholder support of the Committee’s decisions and existing compensation programs.

Compensation Committee’s Determination for Compensation for Other Senior Executive Officers. For each senior executive officer, other than our CEO and Executive Chairman, our CEO recommends a compensation package to the Committee. The Committee reviews these recommendations in the context of our compensation goals and objectives, our performance and each executive’s performance, and the Committee considers input from the Committee’s independent compensation consultant. The Committee then determines whether to approve or modify the proposed compensation package.

Additional Compensation Policies

We also have the following compensation policies, which mitigate some of the risks we face from the performance-based compensation that we offer.

Claw-backs. Compensation that we pay based on performance, including annual performance bonuses and equity compensation, is subject to a “claw-back” if we restate our financial statements and if less cash compensation should have been paid or fewer shares subject to RSUs should have been issued based on the restated measures.

Stock Ownership Policy. After the second calendar year of service, our NEOs are expected to acquire and hold shares of our Class A common stock with a market value equal to at least 5% of their base salary for each year of service as an executive officer (but not greater than 50% of base salary expected). In determining compliance with this guideline, share ownership includes vested RSUs and indirect share ownership but not unexercised stock options. Our stock ownership policy more closely aligns the interests of our NEOs with the interests of our shareholders and exposes our NEOs to downside equity performance risk.

Negative Discretion of the Compensation Committee. The Committee has discretion to reduce performance-based pay even if performance levels specified in the award are attained.

Independent Compensation Consultant and Peer Group Comparison

Independent Compensation Consultant. In 2013, the Committee engaged a compensation consultant, Rodeghero Consulting Group (RCG), to prepare a report on the market competitiveness of the compensation paid to our CEO, our other NEOs, and certain other executives. The Committee assesses annually whether its compensation consultants are independent. The Committee has reviewed the independence of RCG and determined that RCG’s work has not raised any conflict of interest and that RCG is independent under the Committee’s policy.

Peer Group Comparison. In 2013, RCG completed an analysis of market compensation (“RCG Study”) and compared our executives’ compensation to the updated and expanded industry classification peer group found on page 16 of this proxy statement. In addition, the RCG Study included data from our prior peer group based on auto retailers with similar operating scope and our prior peer group based on regional companies with similar market capitalizations for comparison. The auto retailer, or Tier 1, peer group consists of: Asbury Automotive Group, Group 1 Automotive, Penske Automotive Group and Sonic Automotive, Inc. The industry, or Tier 2, peer group consists of Advance Auto Parts Inc., Americas Car-Mart, Inc., AutoNation, Inc., AutoZone, Inc., CarMax, Inc., Monro Muffler Brake, Inc., O’Reilly Auto Parts and The Pep Boys – Manny, Moe & Jack.

The Committee considers the compensation and performance of our peer groups when determining appropriate levels of compensation for our NEOs but does not aim to set compensation within a specified percentile of peer group compensation.

Other Compensation-Related Considerations

Risk Assessment. Our Board of Directors and the Committee regularly assess whether our compensation policies and practices and, in particular, our performance-based compensation practices, encourage executives or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the Company or that are reasonably likely to have a material adverse effect on the Company. Our Board of Directors and Committee do not believe they do, generally, because:

●	We provide an appropriate amount of fixed compensation;
●	We base a portion of annual cash bonus amounts on non-financial goals, including customer satisfaction ratings;
●	Maximum cash bonuses are capped;
●

The primary performance criteria we use are “bottom line” measures, pre-tax profit and adjusted earnings per share, which we believe are less easily manipulated for short-term gain than are “top line” measures;

●	The incentive plans in which our executive management and senior officers participate are based on Company-wide performance;
●	Our variable compensation plans preserve “negative discretion” to permit the Committee to elect not to pay otherwise achieved variable compensation amounts for any reason;
●	A meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our long-term performance is an important goal of participants; and
●

Four of our five NEOs have relatively large equity positions in Lithia, and all of our NEOs are subject to our stock ownership policy, which we believe increases their focus on long-term shareholder value.

Certain of the risks associated with performance compensation are mitigated by our claw-back policy and, with respect to equity incentives, by our stock ownership policy and the requirement that performance-based RSUs vest over four years. We also have effective internal controls in place to test, monitor and certify the financial performance that determines the amounts of awards earned by our employees.

With respect to our employees whose compensation plans are based in significant part on store-level profitability or their individual sales performance, we have established Company-wide procedures and protocols and centralized marketing, advertising controls, and accounting and operational controls, backed by internal audit reviews, that are designed to avoid any activity which could be illegal or put us at risk.

Tax Considerations. We attempt to maximize the tax benefits to us related to compensation expense, and we structure our equity awards to reduce, to the extent practicable, our after-tax compensation expense while achieving our compensation goals. The Committee intends compensation to be deductible for federal income tax purposes to the extent practicable. The Variable Cash Performance Bonus Compensation Plan and awards under our Stock Incentive Plan to our NEOs are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, and these performance-based criteria were previously approved by our shareholders. Periodically, we may submit material changes to these plans to shareholders for approval to ensure continued deductibility of these expenses.

2014 Executive Compensation by Element

The elements of our executive compensation include: (1) base salary, (2) variable cash performance bonus, (3) performance equity incentives, (4) retirement benefits and (5) other limited perquisites and benefits. Variable cash performance bonus, performance equity compensation and retirement benefits are determined as a percentage of the executive’s base compensation. We describe each of these elements below and explain what we paid in 2014 and why.

Name	Base Salary $		Variable Cash Performance Bonus (Max. as % of Base Salary)		Performance Stock Grants (Max. as % of Base Salary)		Long-Term Performance Stock Grants (Max. as % of Base Salary)		Retirement Contribution (as % of Prior Year Base Salary)
FY	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014
Bryan DeBoer	$800,000	$840,000	150%	Same	150%	Same	300%	-	30%	Same
Christopher Holzshu	396,000	420,000	100%	Same	120%	125%	200%	-	25%	Same
Sidney DeBoer	840,000	Same	150%	Same	-	-	-	-	116%	Same
R. Bradford Gray	492,000	348,000	100%	Same	30%	-	-	-	20%	Same
Scott Hillier	396,000	420,000	100%	Same	75%	Same	150%	-	25%	Same

Base Salary. The Committee establishes the base salary for our CEO based on competitive market factors, comparison of relative CEO pay within the auto retail and industry peer groups mentioned above, our performance and the relative pay of our senior management team. The base salaries of all other NEOs are approved by the Committee and are based on both financial and non-financial criteria, the executives’ respective responsibilities, the relative internal pay equity among the senior executives and current market conditions, including relative pay within the industry. Annual base salary changes commence January 1.

Variable Cash Performance Bonus. Our Variable Cash Performance Bonus Plan compensates an executive for achieving short-term performance goals. Every six months, the Committee, along with senior management, establishes performance targets for awards under the plan. Because the payments under the plan are purely performance-based, prior compensation received under the plan is not taken into consideration when setting new performance targets under the plan. At the end of each six-month period, the Committee reviews the Internal Auditor’s determination of the extent to which targets have been met. That determination is based on GAAP, to the extent applicable, and adjusted for non-operational transactions, disposal activities and related income tax adjustments.

Under the plan, each NEO has a maximum cash bonus potential based on a percentage of base salary ranging from 100% to 150%. The Committee set this range based on its view that the pay we offer to our NEOs for exceptional performance should be at least equal to, and for some NEOs it should be greater than, 100% of each NEO’s base salary. We calculate bonus payments by multiplying the executive’s maximum bonus level by the executive’s salary and the performance criteria achievement level. For example, if an executive’s maximum bonus level were 150% and the performance goals attained were 50% of potential, the executive’s bonus would equal 75% of the executive’s base salary (i.e., base salary * 150% * 50%). The salary used to compute the cash performance-based compensation, however, may not exceed $1.0 million and an annual bonus may not exceed $1.5 million. Bonuses approved by the Committee are paid in the quarter after the measurement period. Although the performance periods are semi-annual, the maximum compensation potential for any executive is determined on an annual basis.

The Committee may base performance goals on a wide array of Company or business unit performance measures, including measures of revenue, operating income or cash flows, profit or profit margins, and manufacturer sales and services satisfaction scores. While the Committee believes that financial performance should be the most significant determinant of executive compensation, the Committee also takes into account other factors that drive long-term value for shareholders when it establishes performance targets including customer satisfaction, new and used vehicle sales growth and growth in fixed operations.

The tables below show, for the first and second half of 2014, performance objectives, performance targets, actual results, potential percentage achievement and actual percentage achieved for each target. As an additional condition to earning any bonus for Sales Satisfaction scores, Service Satisfaction scores, New Vehicle MSR, Used Vehicle Unit Growth and Fixed Operations Sales Growth, we were required to have achieved pre-tax profits of at least $44.0 million for the first half of 2014 and $52.5 million for the second half of 2014. Pre-tax accomplishment levels would have been automatically reduced $500,000 for each full $25 million in Company share repurchases made during the measurement period.

	Objective	2014 First Half Performance Target	Result	Potential Achievement(5)	Actual Achievement
●	Adjusted Pre-tax Profit (1)	$44.0 million to $88.0 million pro-rata if between levels	$101.4 million	42.5% to 85%	85%
●	Sales Satisfaction (2)	Aggregate score of 100%	100.9%	3%	3%
●	Service Satisfaction (2)	Aggregate score of 100%	99.3%	3%	-
●	New Vehicle MSR (3)	Aggregate score of 110% or higher	110.8%	3%	3%
		Aggregate score of 105% to 109.9%		2%
		Aggregate score of 100% to 104.9%		1%
●	Used Vehicle Unit Growth (4)	10% or higher		3%
	(same store unit sales over prior year)	7% to 9.9%	8.2%	2%	2%
		4% to 6.9%		1%
●	Fixed Operations Sales Growth (4)	2% or higher	8.1%	3%	3%
	(same store sales over prior year)	1% to 1.9%		2%
		0% to 0.9%		1%
		Total		100%	96%
	Objective	2014 Second Half Performance Target	Result	Potential Achievement(5)	Actual Achievement
●	Adjusted Pre-tax Profit (1)	$52.5 million to $105.0 million pro-rata if between levels	$117.5 million	42.5% to 85%	85%
●	Sales Satisfaction (2)	Aggregate score of 100%	100.5%	3%	3%
●	Service Satisfaction (2)	Aggregate score of 100%	100.1%	3%	3%
●	New Vehicle MSR (3)	Aggregate score of 110% or higher		3%
		Aggregate score of 105% to 109.9%	107.8%	2%	2%
		Aggregate score of 100% to 104.9%		1%
●	Used Vehicle Unit Growth (4)	8% or higher		3%
	(same store unit sales over prior year)	6% to 7.9%	7.8%	2%	2%
		4.0% to 5.9%		1%
●	Fixed Operations Sales Growth (4)	4% or higher	12.6%	3%	3%
	(same store sales over prior year)	2.0% to 3.9%		2%
		0% to 1.9%		1%
		Total		100%	98%

(1)

Adjusted pre-tax profit is consolidated income from operations and discontinued operations before income taxes, excluding non-operating transactions or disposal activities such as real estate or store sale gains (losses); impairments; reserves for real estate leases; Company-owned service contracts (e.g., lifetime oil); certain legal awards or settlements; and income tax adjustments. Achievement is measured after the deduction of Retirement Plan expenses and any cash performance bonus to be paid. The table below reconciles adjusted pre-tax profit to consolidated income from continuing and discontinued operations, in each case before taxes, as reported in our quarterly report on Form 10-Q for the period ended June 30, 2014 and in our Annual Report on Form 10-K for the year ended December 31, 2014. Second half 2014 amounts were calculated by subtracting reported amounts for the first half of 2014 from reported amounts for the full year.

	First Half	Second Half	2014
	$ in thousands	$ in thousands	$ in thousands
Income from continuing operations before income taxes	$97,778	$112,717	$210,495
Income from discontinued operations before income taxes	5,277	-	5,277
Non-operating transactions:
Disposal gain	(5,744)	-	(5,744)
Reserve adjustments	3,931	-	3,931
Equity investment impairment	-	3,013	3,013
Acquisition costs	163	1,702	1,865
Real estate disposal loss	-	29	29
Adjusted Pre-tax Profit	$101,405	$117,461	$218,866

(2)

Determined by the average of the scores received from each manufacturer (with 100% being an average performing store) for each store owned for at least 12 months and included in the CSI/SSI Comparative Analysis Summary in the Lithia Store Rankings following the end of the measurement period.

(3)

Determined by the average of the scores received from each manufacturer (weighted based upon total units sold by each store) providing comparable market sales efficiency data on stores owned for at least 12 months, and as reported in Lithia’s MSR/Sales Efficiency Trend Report following the end of the measurement period.

(4)	Determined using same-store year-over-year operating results. Same-store only includes results from store operations where full months of operations occur in both periods.
(5)

If the highest threshold were attained for all objectives in each half-year measurement period, the maximum amount of the variable compensation payable related to performance in 2014 to our CEO and the other four NEOs would have been $3,708,000 (for individual potential cash performance compensation, see the "Grants of Plan-Based Awards Table for 2014" in this proxy statement). This maximum amount is approximately $36,000 less than the maximum amount possible in 2013.

Equity-Based Compensation. Our Stock Incentive Plan allows us to issue stock options, stock appreciation rights, stock awards, stock units and performance awards. Our equity-based awards reward mid- and long-term growth and align the interests of management with those of our shareholders because they focus management on increasing shareholder value and promote long-term retention of key personnel.

Because issuing stock options can subject us to accounting expense even if the options are worthless to the grantee, and because the Committee believes RSUs (which are subject to forfeiture but do not require additional payment upon vesting) are a better tool to instill a sense of ownership and motivate employees, the Committee has shifted from its prior practice of granting predominately stock options to awarding RSUs subject to forfeiture under time vesting provisions, and, for NEOs and certain other key employees, performance vesting provisions. RSUs typically vest over four years. RSUs awarded in 2014 vest 25% on each anniversary of the award date, so that awards are fully vested on the fourth anniversary of the award date. (25% of 2012 awards vested on the second anniversary of the award date, 25% on the third anniversary and 50% on the fourth anniversary. The Committee altered the vesting schedule in 2013 because annual vesting is more easily understood by employees and because the Committee believed annual vesting is a more typical market practice.) The Committee determines the number of RSUs awarded to NEOs and other key employees after considering peer comparisons, the percentage of total compensation and targets based on adjusted earnings per share for 2014. In 2014, we awarded an aggregate of 30,636 performance and time-vesting RSUs to certain NEOs, and no long-term performance-vesting RSUs to certain NEOs.

Performance- and Time-vesting RSUs. The Committee establishes performance objectives and determines the number of shares subject to the performance and time-vested RSU awards granted to certain NEOs is as follows.

●

Annual performance targets are established based on external guidance on the Company’s diluted net income per share (which we refer to as earnings per share, or “EPS”). The Committee uses EPS as a performance measure for performance and time-vesting RSUs because it is a useful measure of our overall profitability and is strongly correlated to changes in our stock price.

●

Performance targets are based on the high end of the guidance range. If the target is attained, 60% of the award is earned. If the Company has positive earnings, 30% of the award is earned. At other attainment thresholds, the amount of the award earned depends on whether or not the target represents a historical high EPS. The entire award is earned only if 110% of the target is attained (if a historical high) or 120% of the target is attained (if not a historical high); only 40% of the award will be earned if 95% of the target is attained (if a historical high) or 90% of the target is attained (if not a historical high). Between achievement levels, the amount of the award earned is prorated. In determining attainment levels, we adjust EPS to exclude non-operating transactions or disposal activities such as asset impairment and disposal gain; gains or losses on the sale of real estate or stores; gains or losses on equity investment; and related income tax adjustments. We make these adjustments because they result in a better measure of our operational performance and create a figure that is more useful for analyzing trends and making comparisons between periods.

●

RSU award values are determined as a percentage of the NEO's base salary, ranging from 75% to 150%, in advance of the award date, and the Committee subsequently awards a number of RSUs calculated by dividing the aggregate award value by the average closing share price of a share of Class A Common Stock for the 40 trading days prior to the grant date of the award.

The portion of the award earned is subject to time-vesting over a four year period subject to continued employment.

Each 2014 RSU awarded to our NEOs was contingent on us meeting specified EPS thresholds for 2014, adjusted as described above. The thresholds were determined based on a percentage of the high end of external guidance from analysts who cover Lithia’s stock as follows.

High End of Guidance	EPS Threshold	% of Earned RSUs Earned
110.0%	$ 4.68 (highest)	100%
107.5%	$ 4.57	90%
105.0%	$ 4.46	80%
102.5%	$ 4.36	70%
100.0%	$ 4.25	60%
97.5%	$ 4.14	50%
95.0%	$ 4.04	40%
Profitable	$ 0.01	30%
	$ 0.00 or negative	0%

For 2014, our adjusted EPS was $5.26, which resulted in 100% of the 2014 performance and time-vesting RSUs becoming earned. The reconciliation of this measure to the most comparable GAAP measure is set forth below (dollars in thousands, except per share amounts):

	Year Ended December 31, 2014
	As reported	Disposal Gain	Reserve Adjustment	Acquisition Costs	Adjusted
Diluted income per share from continuing operations	$5.14	-	$0.09	$0.04	$5.27
Diluted income per share from discontinued operations	0.12	(0.13)	-	-	(0.01)
Diluted net income per share	$5.26	$(0.13)	$0.09	$0.04	$5.26
Diluted share count	26,382				26,382

Long-Term Performance RSUs. For certain key employees, including Bryan DeBoer, Christopher Holzshu and Scott Hiller, the Committee awarded in 2013 additional performance-based RSUs tied to long-term earnings per share targets developed by management and the Committee. These awards range from 150% to 300% of 2013 base compensation (Bryan DeBoer - 300%; Chris Holzshu - 200%; Scott Hiller - 150%) and were intended to align management's strategic decisions to the long-term goals of the Company. Under the terms of the awards, one-third of the RSUs vest when the company first attains annual adjusted earnings per share of $4.00, $5.00 and $6.00. Any of these RSUs that do not vest within six years of the date of the award are forfeited. 35,896 RSUs vested in 2014 after the company attained annual adjusted earnings above $4.00 per share, and 35,896 RSUs vested on March 2, 2015 after the company attained annual adjusted earnings above $5.00 per share. The remaining 36,976 RSUs are unearned as of December 31, 2014.

In 2015, we awarded certain key employees new performance-based RSUs that vest when the company first attains annual adjusted earnings per share of $7.00. These awards range from 50% to 100% of 2014 base compensation (Bryan DeBoer - 100%; Chris Holzshu - 75%; Scott Hiller - 50%) As with the long-term RSUs that we awarded in 2013, any of the RSUs that we awarded in 2015 that do not vest within six years of the date of the award are forfeited.

Retirement Plan. Before 2011, other than equity awards and our 401(k) Plan, we did not provide long-term incentive or retirement plans for our officers. As part of the Committee’s review of our compensation package in 2011, management recommended, and our board approved, the Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan (Retirement Plan) for our management group, including our NEOs. We adopted the plan to provide a cost-effective retirement program to help us recruit and retain key personnel and to aid in our succession planning. The Committee may make discretionary contributions to the plan for the benefit of any participant, and it decides whether or not to do so and sets the amount of any contribution based on our operating performance for the prior year and the executive’s base salary. Each participant vests in any discretionary contributions under a schedule set forth in plan documents. The schedule is seven years for our management group and one year for our Executive Chairman, Sidney B. DeBoer. Amounts in the discretionary contribution account fully vest upon a change in control, as defined in the plan, and upon the participant’s death or disability.

In addition, eligible employees may elect annually to defer up to 50% of their base salary and 100% of their cash performance bonus under the plan. The minimum deferral amount for any deferral period is $5,000. The Committee may change these minimums and maximums from time to time upon written notice. A participant will be 100% vested in amounts the participant elects to defer. Balances in the plan for all participants are credited on a monthly basis with an earnings rate determined by the Committee annually. The Committee set the earnings rate for 2014 at 5.25%. The balance in the discretionary contributions account will be paid out over a 10-year period generally after separation from service. Deferral contributions will be paid generally after separation from service and in the form as elected in the participant’s election relating to each deferral period. We use corporate-owned life insurance to fund our obligations, excluding any participant-elected deferred income, under the plan.

For 2014, the Committee approved a contribution under the Retirement Plan for our CEO, Bryan B. DeBoer, of $240,000 and approved continuing the annual award amount of $975,000 for our Executive Chairman. The contributions for our NEOs, other than our CEO and Executive Chairman, approved by the Committee totaled $296,400 for 2014 (individual contributions for NEOs are reflected in the table headed “Non-Qualified Deferred Compensation for 2014” later in this proxy statement). In approving the level of contribution for our NEOs other than the Executive Chairman, the Committee considered our operating performance for the prior year and the NEO’s base salary. In approving the level of contribution for the Executive Chairman, the Committee noted his continuing and unique value to the Company, that his base compensation has not been increased since 2007 and that no equity awards were made to him in the last four years. Our 2014 contributions for our NEOs other than the Executive Chairman will vest over seven years, and our 2014 contribution for the Executive Chairman will vest over one year. The Committee believes that shifting the value of annual equity grants into a deferred cash retirement benefit will benefit both the Company and the Executive Chairman, recognizing he is already a significant shareholder with a significant economic interest in enhancing the value of our common stock.

Other Perquisites and Benefits. We provide our NEOs an auto allowance and we pay long-term care insurance premiums on their behalf. Our NEOs are generally eligible to participate in benefit programs available to all full-time employees, including health and disability insurance, and our 401(k) plan. However, because of limitations contained in the Code applicable to principal shareholders and their family members, Mr. Holzshu and Mr. Hillier are currently the only NEOs eligible to participate in our 2009 Employee Stock Purchase Plan.

Summary Compensation Table for 2014

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our NEOs for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Bryan B. DeBoer(4)	2014	$840,000	$ 749,377	$ 1,222,200	$ 17,056	$ 278,804	$ 3,107,437
President and Chief	2013	$800,000	3,318,571	1,158,000	6,667	277,846	5,561,084
Executive Officer	2012	741,333	1,132,656	1,055,520	6,759	220,065	3,156,333
Christopher Holzshu	2014	420,000	312,251	407,400	6,610	123,624	1,269,885
Senior Vice	2013	386,000	1,122,776	382,140	2,517	104,282	1,997,715
President and CFO	2012	330,000	509,695	319,200	2,673	95,429	1,256,997
Sidney B. DeBoer(4)	2014	840,000	-	1,222,200	89,384	1,089,217	3,240,801
Executive Chairman	2013	840,000	-	1,215,900	39,702	1,077,618	3,173,220
	2012	840,000	-	1,197,000	50,913	1,083,326	3,171,239
R. Bradford Gray	2014	348,000	-	337,560	7,871	128,461	821,892
Consultant	2013	492,000	154,663	474,780	3,285	127,774	1,252,502
	2012	492,000	141,582	467,400	3,740	128,760	1,233,482
Scott A. Hillier	2014	420,000	187,375	407,400	6,989	122,985	1,144,749
Senior Vice	2013	390,000	804,746	382,140	2,742	117,837	1,697,465
President	2012	355,000	339,797	342,000	2,940	108,425	1,148,162

(1)

These amounts reflect the grant date fair value for awards granted under the 2013 Amended and Restated Stock Incentive Plan during each respective year. For each type of RSU award, the attainment levels used in the calculation of the grant date fair value was based on the probable outcomes at the time of grant. For a more detailed discussion of the assumptions used to determine the grant date fair values and other related information, see Notes 1 and 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The table below outlines the details of these grants, including the attainment levels used in the calculation of the grant date fair value.

		Performance- and Time-vesting RSUs			Long-term Performance RSUs
Name	Year	Grant Date Fair Value Attainment Level	Maximum Attainment Level	Grant Date Fair Value	Grant Date Fair Value Attainment Level	Maximum Attainment Level	Grant Date Fair Value	Total Grant Date Fair Value	Total Grant Date Maximum Value
Bryan B. DeBoer	2014	60%	100%	$749,377	-	-	-	$749,377	$1,248,961
	2013	60%	100%	754,373	100%	100%	$2,564,198	3,318,571	3,821,486
	2012	133%	150%	1,132,656	-	-	-	1,132,656	1,274,238

Christopher Holzshu	2014	60%	100%	312,251	-	-	-	312,251	520,418
	2013	60%	100%	298,724	100%	100%	824,052	1,122,776	1,321,925
	2012	133%	150%	509,695	-	-	-	509,695	573,407

Sidney B. DeBoer	2014	-	-	-	-	-	-	-	-
	2013	-	-	-	-	-	-	-	-
	2012	-	-	-	-	-	-	-	-

R. Bradford Gray	2014	-	-	-	-	-	-	-	-
	2013	-	-	154,663(a)	-	-	-	154,663	154,663
	2012	133%	150%	141,582	-	-	-	141,582	159,280

Scott A. Hillier	2014	60%	100%	187,375	-	-	-	187,375	312,291
	2013	60%	100%	186,718	100%	100%	618,028	804,746	929,225
	2012	133%	100%	339,797	-	-	-	339,797	382,271
(a)	The 2013 RSU grant for Mr. Gray is not subject to performance vesting.

(2)	These amounts are the above-market interest earned in the applicable year on contributions to our Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan.

(3)	All Other Compensation in 2014 consisted of the following:

Name	Auto Allowance	401(k) Match	Insurance Premiums(a)	Contributions to Long-Term Incentive Plan	Other(b)	Total
Bryan B. DeBoer	$29,034	$1,175	$4,570	$240,000	$4,025	$278,804
Christopher Holzshu	14,983	1,175	3,819	99,000	4,647	123,624
Sidney B. DeBoer	35,538	1,175	72,607	975,000	4,897	1,089,217
R. Bradford Gray	22,638	1,175	6,248	98,400	-	128,461
Scott A. Hillier	13,913	1,175	4,919	99,000	3,978	122,985
(a)

Insurance premiums include amounts paid by us on behalf of the executive for short-term disability insurance, long-term disability insurance and life insurance policies. The $72,607 for Sidney B. DeBoer includes $63,540 of economic value benefit related to a split-dollar insurance agreement. (See “Certain Relationships and Related Transactions” below).

(b)	The amounts shown are the fair market values of a Company-sponsored trip that Bryan DeBoer, Chris Holzshu, Sidney DeBoer and Scott Hillier took with certain other employees in 2014.

(4)

Bryan B. DeBoer was promoted to Chief Executive Officer on May 1, 2012, and, accordingly, his 2012 compensation includes all compensation earned in his prior position through April 30, 2012. Sidney B. DeBoer resigned from the position of Chief Executive Officer on May 1, 2012.

Grants of Plan-Based Awards Table for 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares of Class A Common Stock)(3)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock and
Name	Grant Date(1)	Compensation Committee Action Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units(#)	Option Awards ($)(4)
Bryan B. DeBoer	1/1/2014	11/22/2013	$267,750	-	$630,000	-	-	-		$ -
	1/1/2014	11/22/2013	-	-	-	5,514	11,029	18,381	-	749,377
	7/1/2014	4/25/2014	267,750	-	630,000	-	-	-	-	-
Christopher Holzshu	1/1/2014	11/22/2013	89,250	-	210,000	-	-	-	-	-
	1/1/2014	11/22/2013	-	-	-	2,298	4,595	7,659	-	312,251
	7/1/2014	4/25/2014	89,250	-	210,000	-	-	-	-	-
Sidney B. DeBoer	1/1/2014	11/22/2013	267,750	-	630,000	-	-	-	-	-
	7/1/2014	4/25/2014	267,750	-	630,000	-	-	-	-	-
R Bradford Gray	1/1/2014	11/22/2013	73,950	-	174,000	-	-	-	-	-
	7/1/2014	4/25/2014	73,950	-	174,000	-	-	-	-	-
Scott A. Hillier	1/1/2014	11/22/2013	89,250	-	210,000	-	-	-	-	-
	1/1/2014	11/22/2013	-	-	-	1,379	2,758	4,596	-	187,375
	7/1/2014	4/25/2014	89,250	-	210,000	-	-	-	-	-

(1)

The grant date for the Non-Equity Incentive Plan awards reflects the starting period for each half of the 2014 Variable Performance Compensation Plan. The Committee establishes the performance criteria and applicable variable compensation achievement percentages. (See the discussion under “Variable Cash Performance Bonus” above).

(2)	See paragraph below for discussion related to Target amounts.
(3)	Performance and time-vesting RSU award, which include a performance condition and a continuing service condition.
(4)

These amounts reflect the grant date fair value for awards granted under the 2013 Amended and Restated Stock Incentive Plan. The attainment level used to calculate the grant date fair value for the performance and time-vesting grants was 60% based on the probable outcome at the time of grant. For a more detailed discussion of the assumptions used to determine the grant date fair value and other related information, see Notes 1 and 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table for 2014 reflect awards under the Variable Cash Bonus Performance Plan. The Variable Cash Bonus Performance Plan is structured such that the total amount earned each period is tied directly to our performance for the period and results in a single, definitive amount based on the performance criteria attained during the period (to see the performance criteria used in 2014 and for additional discussion about the Variable Cash Bonus Performance Plan. (See “Compensation Discussion and Analysis – 2014 Executive Compensation by Element– Variable Cash Performance Bonus” above). As a result, depending on which criteria were satisfied, and to what extent satisfied, for each period the variable compensation potential for each NEO will be a percentage of base salary ranging from 100% to 150% (depending on position) for such period, with the maximum amount being earned if all criteria elements were satisfied at the highest level. Therefore, there is no “target” amount.

The Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table for 2014 were awarded under our Stock Incentive Plan and are subject to forfeiture depending on whether we achieve specified performance criteria. (See “Compensation Discussion and Analysis – 2014 Executive Compensation by Element - Equity Based Compensation” for the performance criteria used in 2014).

Outstanding Equity Awards at Year End 2014

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2014:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Bryan B. DeBoer	3/10/2011	15,000(4)	1,300,350	-	-
	3/9/2012	40,500(5)	3,510,945	-	-
	2/1/2013	22,180(6)	1,922,784	-	-
	2/1/2013	14,991(7)	1,299,570	15,444(8)	1,388,840
	4/26/2013	4,528(7)	392,532	4,665(8)	404,409
	1/1/2014	18,381(9)	1,593,449	-	-
Christopher Holzshu	3/10/2011	4,950(4)	429,116	-	-
	3/9/2012	18,225(5)	1,579,925	-	-
	2/1/2013	8,783(6)	761,398	-	-
	2/1/2013	6,442(7)	558,457	6,635(8)	575,188
	1/1/2014	7,659(9)	663,959	-	-
Sidney B. DeBoer	-	-	-	-	-
R. Bradford Gray	3/10/2011	3,000(4)	260,070	-	-
	3/9/2012	5,063(5)	438,911	-	-
	2/1/2013	2,728(6)	236,490	-	-
Scott A. Hillier	3/10/2011	5,850(4)	507,137	-	-
	3/9/2012	12,150(5)	1,053,284	-	-
	2/1/2013	5,490(6)	475,928	-	-
	2/1/2013	4,831(7)	418,799	4,977(8)	431,456
	1/1/2014	4,596(9)	398,427	-	-

The following reflects the vesting of the awards reflected in the above table as of December 31, 2014:

(1)	All awards in this column are RSU subject to time-vesting restrictions.
(2)	Assumes a stock price of $86.69 per share, the closing price of our common stock on December 31, 2014.
(3)	All awards in this column are RSUs subject to performance conditions.
(4)	Vests 100% on March 10, 2015.
(5)	Vests 33.3% on March 9, 2015 and vests 66.4% on March 9, 2016.
(6)	Vests 33.3% on February 1st of each year 2015, 2016 and 2017.
(7)	Vests 100% on March 2, 2015.
(8)	Vests in February of the year following the fiscal year in which the Company's adjusted earnings per share meets or exceeds $6.00.
(9)	Vests 25% on March 2, 2015 and vests 25% on January 1st of each year 2016, 2017 and 208.

Option Exercises and Stock Vested for 2014

The following table summarizes stock options exercised and shares acquired on vesting of RSUs during 2014 for each NEO:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Bryan B. DeBoer	-	$ -	63,913	$ 4,118,002
Christopher Holzshu	10,000	551,400	22,420	1,444,739
Sidney B. DeBoer	-	-	30,000	2,014,800
R. Bradford Gray	14,000	737,858	8,597	568,617
Scott A. Hillier	15,000	827,100	22,636	1,477,933

(1)	Equals the difference between the closing price of our common stock on the date of exercise and the option exercise price.
(2)	Equals the value of the shares acquired based on the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation for 2014

The table below reflects the contributions, earnings, withdrawals and distributions during 2014 and the account balances as of December 31, 2014 for each NEO under our Non-Qualified Deferred Compensation and Long-Term Incentive Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Bryan B. DeBoer	$-	$240,000	$42,881	$-	$840,853
Christopher Holzshu	-	99,000	16,575	-	325,049
Sidney B. DeBoer	-	975,000	226,684	-	4,444,313
R. Bradford Gray	-	98,400	19,874	-	389,688
Scott A. Hillier	-	99,000	17,567	-	344,480

(1)	These amounts are reported in All Other Compensation in the Summary Compensation Table above for the last completed fiscal year.
(2)

A portion of these amounts related to above-market earnings on compensation that is deferred and is reported in Change in Pension Value and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table above. These amounts include $17,056 for Bryan B. DeBoer, $6,610 for Christopher Holzshu, $89,384 for Sidney B. DeBoer, $7,871 for R. Bradford Gray and $6,989 for Scott A. Hillier.

(3)

The amounts related to Executive Contributions, Registrant Contributions and above-market earnings on compensation that is deferred was reported as compensation in the Summary Compensation Table in prior years. These amounts include $526,863 for Bryan B. DeBoer, $197,565 for Christopher Holzshu, $3,022,667 for Sidney B. DeBoer, $255,141 for R. Bradford Gray and $214,894 for Scott A Hillier.

Our Non-Qualified Deferred Compensation and Long-Term Incentive Plan permits us to contribute awards for participants that will have a deferred payout. Under this plan, senior executives may defer receipt of portions of their compensation (up to 50% of base salary, and 100% of variable compensation) in any given year, with all amounts deferred earning interest at an annual rate set by the Committee. (See “Compensation Discussion and Analysis – 2014 Executive Compensation by Element – Retirement Plan”).

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination of Employment. In certain circumstances, such as in connection with succession planning or the death or disability of our senior executive officers, it is appropriate to provide severance payments, accelerated vesting of RSUs and certain other limited payments to those executives.

Employment Agreement with Brad Gray. Under an Employment Agreement with Mr. Gray, dated March 1, 2012 and amended April 30, 2013, if Lithia terminates Mr. Gray’s employment without cause or if Mr. Gray terminates his employment with good reason prior to March 31, 2016, then (A) the Company will pay Mr. Gray the remainder of his base salary that would have been paid through March 31, 2016; (B) the Company will pay Mr. Gray variable compensation calculated pro-rata through the date of termination (to be paid, if any is payable, on the day Lithia pays such compensation to other executives); (C) the Company will pay all of Mr. Gray’s long-term care insurance premiums through March 31, 2016; (D) Mr. Gray’s vehicle allowance will continue through March 31, 2016; (E) all unvested long-term deferred compensation will vest as of the date Mr. Gray’s employment terminates; and (F) Mr. Gray will forfeit all unvested RSU grants, but the Company will pay him the value of such unvested grants in a lump-sum payment approximately 30 days after the date of termination of his employment. Mr. Gray’s receipt of the amounts described above is conditioned on his not being in violation of any material term of the Employment Agreement.

“Cause” in Mr. Gray’s agreement is any one or more of the following: (A) willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of Mr. Gray’s duties, as determined by our Board of Directors of the Company; (B) conviction of a crime in connection with Mr. Gray’s duties, or of any felony; (C) conduct significantly harmful to the Company, as reasonably determined by our Board of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Company; (D) refusal or failure to act in accordance with a stipulation, requirement, or directive of our Board of Directors (provided such directive is lawful); or (E) failure to faithfully or diligently perform any of the duties of Mr. Gray’s employment which are specified in the agreement, articulated by our Board of Directors, or are usual and customary duties of Mr. Gray’s employment, if Mr. Gray has not corrected the problem or formulated a plan for its correction with our board (if such failure is not susceptible to immediate correction) within 30 days after notice to Mr. Gray. “Good Reason” in Mr. Gray’s agreement means: (A) any one or more of the following occurs without Mr. Gray’s consent: (1) a material diminution of Mr. Gray’s base compensation (unless consistent with an across-the-board pay reduction for all senior management and not in excess of 20%); (2) a material change in the geographic location at which Mr. Gray must perform services for the Company; (3) a material diminution in Mr. Gray’s authority, duties or responsibilities, or (4) any action or inaction by the Company that constitutes a material breach of the agreement; (B) Mr. Gray provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition; (C) the Company has 30 days following receipt of such notice to remedy the condition and fails to do so; and (D) Mr. Gray resigns within twelve months of such event occurring.

Under the Employment Agreement, starting September 1, 2014, Mr. Gray’s new title with the Company is “Consultant” and, through March 31, 2016, the Company will pay Mr. Gray a salary of $60,000 per year. As of January 1, 2015, Mr. Gray is no longer eligible to receive variable compensation from us. After March 31, 2016, Mr. Gray’s compensation may be reduced and the Company may give him a different role and title, although the Company and Mr. Gray may agree to different terms of employment thereafter. In addition, under the Employment Agreement, we agreed to provide for Mr. Gray, from and after April 30, 2013, his vehicle allowance, cell phone allowance and long-term care insurance premiums at the same level that he was receiving as of April 30, 2013. If Mr. Gray remains employed by us through March 31, 2016, and he is not in violation of any material term of the Employment Agreement, the remaining unvested portion of his long term deferred compensation outstanding as of August 31, 2014 will immediately vest and the remaining unvested RSU awards that were unvested as of August 31, 2014 will immediately vest.

The following table sets forth the estimated benefits that would have been payable to Mr. Gray if he had been terminated without cause or if he terminated his employment for good reason on December 31, 2014:

Severance Payments	Severance Related Benefits(1)	Value of RSU Grants That Would be Paid in Cash	Value of Long-Term Incentive Benefits That Would Vest	Total
$75,000	$23,183	$935,472	$189,481	$1,223,136

(1)	Based on the cost of providing long-term care insurance premiums of $4,140 and an auto allowance of $19,043 through March 31, 2016.

Benefits payable to NEOs upon death, disability or retirement. For all RSUs granted to NEOs in 2012, 2013, 2014 and 2015 (other than the long-term performance RSUs), if the NEO becomes disabled while employed by us, the RSUs continue to vest as scheduled for so long as the NEO remains disabled. If the NEO dies (or, with respect to the RSUs granted to NEOs in 2015, if the NEO dies on or after January 1, 2016), or if the NEO retires after age 65 and having been employed by the Company for at least four years, a pro rata portion of the RSUs (other than any unearned long-term performance RSUs) becomes vested. The prorated portion of the RSUs that becomes vested on death or retirement is the total number of RSUs earned by the NEO based on the performance measures but not yet vested under the service requirement multiplied by a fraction, the numerator of which is the number of full months elapsed from the date of grant through the date of the NEO recipient’s death, and the denominator of which is 48. For RSUs granted to NEOs in 2010 and 2011, if the NEO is unable to continue to provide services because of disability or death, the award vests on a pro rata basis based on a percentage of time served using a 12-month service period beginning on the date of the award. Under our Non-Qualified Deferred Compensation and Long-Term Incentive Plan, discretionary benefits contributed by us to a participant’s account fully vest upon the participant’s death or disability.

The following table sets forth the estimated benefits that would have been payable to our NEOs under the RSUs and Non-Qualified Deferred Compensation and Long-Term Incentive Plan if each NEOs employment had been terminated on December 31, 2014 because of death or disability:

Name	Value of Long-Term Incentive Benefits That Would Vest	Value of Stock Awards That Would Vest	Total
Bryan B. DeBoer	$ 699,693	$ 3,597,548	$ 4,297,241
Christopher Holzshu	270,990	1,499,997	1,770,987
Sidney B. DeBoer	1,027,290	-	1,027,290
R. Bradford Gray	189,481	1,452,058	1,641,539
Scott A. Hillier	285,385	1,091,600	1,376,985

Potential Payments Upon Change in Control. If we are facing a potential change in control transaction and the proposed transaction would likely negatively affect one or more of our senior executives, we believe it is risky to assume that those senior executives will work against their financial interest, even if the proposed transaction would be in the best interest of our shareholders. We believe that, in such case, our executives should not be motivated by financial self-interest but rather should be appropriately compensated if the completion of the transaction results in a loss of their job. Accordingly, we believe that providing severance payments, accelerating the vesting of RSUs and certain other limited payments are an appropriate means of achieving alignment between the interests of our senior executives and our shareholders in the context of a potential change in control.

Change in Control Agreements. We are party to Change in Control Agreements with Sidney B. DeBoer, Bryan B. DeBoer, Chris Holzshu and Scott Hillier. Under those agreements, if, after a change in control, the executive is terminated without cause or resigns for good reason, as defined below, we will pay the executive specified change in control benefits, including two times their base salary for the year in which termination occurs, which will be paid out over 24 months following the termination date. Additionally, we will pay (i) health insurance benefits for the shorter of 24 months or the full COBRA period or when the executive becomes eligible for employer-sponsored health insurance from a subsequent employer; and (ii) in a lump-sum payment, the unvested portion of any bonus or award at the “target level,” if specified in the award, or the highest possible award level if no target level is specified, including, but not limited to, any equity award.

The Change in Control Agreements also contain non-solicitation, non-competition and non-disparagement provisions, but (i) those provisions are dependent on the executive electing to receive the change in control benefits identified above and (ii) the non-competition provision is only triggered following the executive’s separation from service related to a change in control pursuant to which the executive is entitled to the change in control benefits. If applicable, the non-solicitation and non-competition provisions are effective for two years following the date of the executive’s separation from service with us. If applicable, the non-disparagement provision is effective for three years from that date. The Change in Control Agreements also contain provisions regarding non-disclosure (for three years from the date of the executive’s separation from service) and assignment of interest in all creative works that are not dependent on the executive receiving any change in control benefits under the agreement.

Under the Change in Control Agreements:

●

A “Change in Control” occurs if: (A) the Company merges or consolidates with another entity and, as a result, less than 50% of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were the holders of the Company’s voting securities immediately before the merger or consolidation; (B) any person, entity, or group of persons or entities, other than through merger or consolidation, acquires 50% or more of the total fair market value or total voting power of the Company’s outstanding stock (excluding acquisitions through transfers of Class B Common Stock to a Permitted Transferee as defined in the Company’s Restated Articles of Incorporation) or acquires substantially all of the Company’s assets; (C) any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company (excluding acquisitions through transfers of Class B Common Stock to a Permitted Transferee as defined in the Company’s Restated Articles of Incorporation); or (D) a majority of the Company’s Board of Directors is removed from office by a vote of the Company’s shareholders over the recommendation of our board or replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election;

●

“Cause” for termination of employment means any one or more of the following: (A) willful misfeasance, gross negligence or conduct involving dishonesty in the performance of the executive’s duties, as determined by our Board of Directors; (B) conviction of a crime in connection with the executive’s duties or any felony; (C) conduct significantly harmful to the Company, as reasonably determined by our Board of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Company; (D) refusal or failure to act in accordance with a stipulation, requirement or directive of our Board of Directors (provided such directive is lawful); or (E) failure to faithfully or diligently perform any of the duties of the executive’s employment which are specified in the Change in Control Agreement, articulated by our Board of Directors, or are usual and customary duties of the executive’s employment if the executive has not corrected the problem or formulated a plan for its correction with our board (if such failure is not susceptible to immediate correction) within 30 days after notice to the executive; and

●

“Good Reason” for an executive’s resignation means (A) any one or more of the following occurs without the executive’s consent: (1) a material diminution of the executive’s base compensation (unless consistent with an across-the-board pay reduction for all senior management and not in excess of 20%); (2) a material change in the geographic location at which the executive must perform services for the Company; (3) a material diminution in the executive’s authority, duties or responsibilities, or (4) any action or inaction by the Company that constitutes a material breach of the Change in Control Agreement; (B) the executive provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition; (C) the Company has 30 days following receipt of such notice to remedy the condition and fails to do so; and (D) the executive resigns within twelve months of such event occurring.

Notwithstanding the provision for change in control benefits in the Change in Control Agreements, each Change in Control Agreement contains a provision stating that if any benefit payable by us to the executive, including, without limitation, the change in control benefits specified in the agreement, would constitute an “excess parachute payment” as defined in Section 280G of the Code, those benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Code. While the executive may select which particular benefits will be reduced to comply with this provision, the determination of the amount of reduction in the benefits required is made by mutual agreement of us and the executive and, if no agreement is possible, by our independent registered public accountants.

Restricted Stock Unit Agreements. The RSU agreements that we entered into with our NEOs in 2011 and 2012 contain provisions that accelerate the vesting of the entire award of RSUs upon a “corporate transaction,” as defined in our 2013 Amended and Restated Stock Incentive Plan, even if the NEO’s employment is not terminated as a result of the corporate transaction. A “corporate transaction” means (i) the adoption of a plan of dissolution or liquidation with respect to the Company, (ii) the consummation of any plan of exchange, merger or consolidation with one or more corporations in which the Company is not the surviving entity (other than a merger of the Company into a wholly-owned subsidiary of the Company or a reincorporation of the Company in a different jurisdiction), or in which the security holders of the Company prior to such transaction do not receive in the transaction (or hold after consummation of the transaction) securities with voting rights with respect to the election of directors equal to 50% or more of the votes of all classes of securities of the surviving corporation or (iii) the consummation of a sale of substantially all of the assets of the Company following a shareholder vote on such sale. In addition, a “corporate transaction” must be a “change in the ownership,” which includes a change in the (i) “the effective control,” or (ii) “ownership of a substantial portion of the assets” (as those terms are defined in Section Treas. Reg. 1.409A-3(i)(5)) of the Company.

The RSU agreements that we entered into with our NEOs in 2013, 2014 and 2015 do not provide for accelerated vesting of RSUs in connection with a corporate transaction or a change in control.

Non-Qualified Deferred Compensation and Long-Term Incentive Plan. Under our Non-Qualified Deferred Compensation and Long-Term Incentive Plan, discretionary benefits contributed to a participant’s account by us fully vest upon a change in control, as defined under Code Section 409A or Treasury Regulations issued thereunder, even if the NEO’s employment is not terminated. Vested discretionary benefits are paid to a participant in an annual installment method over ten years.

Quantitative Disclosure of Payments Upon Termination or Change in Control. The following table provides quantitative disclosure of estimated payouts to NEOs assuming a change in control and associated triggering events occurred under the Change in Control Agreements and provisions that existed on December 31, 2014, and the price per share of our common stock is the closing market price on that date. The amounts listed in the table below are in addition to benefits generally available to our employees upon termination of employment, such as distributions from the 401(k) plan and accrued vacation.

Name	Severance Payments(1)	Severance Related Benefits(2)	Value of Stock Awards That Would Vest(3)	Value of Nonqualified Deferred Compensation That Would Vest(4)	Additional Payment under Cash Incentive Plan for 2013(5)	Total(6)
Bryan B. DeBoer	$ 1,680,000	$ 21,702	$ 11,762,879	$ 699,693	$ 37,800	$ 14,202,074
Christopher Holzshu	840,000	23,633	4,568,043	270,990	12,600	5,713,337
Sidney B. DeBoer	1,680,000	22,234	-	1,027,290	37,800	2,767,324
R. Bradford Gray(7)	75,000	23,183	935,472	189,481	-	1,223,136
Scott A. Hillier	840,000	24,016	3,285,031	285,385	12,600	4,447,032

(1)	Payable in 24 monthly installments.
(2)

Based on current cost of providing 18 months (the full COBRA period) of COBRA benefits for our NEOs except for Mr. Gray. Mr. Gray would be entitled to the benefits disclosed above under his employment agreement.

(3)

Payable by delivery of shares of Lithia stock immediately following a change in control. The following portion of these amounts would be payable even if the NEO’s employment was not terminated: Bryan B. DeBoer - $4,811,295, Christopher Holzshu - $2,009,041, Sidney B. DeBoer - $0, R. Bradford Gray - $698,982 and Scott A Hillier - $1,560,420.

(4)

Payable in equal annual installments over 10 years. The value of the long-term incentive is based on the unvested value of those benefits, calculated as of December 31, 2014 and would be payable even if the NEO’s employment was not terminated.

(5)	Payable in a lump sum immediately following a change in control. Amounts are in addition to amounts reported in the Summary Compensation Table under “Non-equity Incentive Plan.”
(6)

The total amount has been reduced to reflect a cutback for “excess parachute payments” as required by the Change in Control Agreement with each of Bryan B. DeBoer, Christopher Holzshu and Scott A. Hillier. The amounts for Bryan B. DeBoer, Christopher Holzshu and Scott A. Hillier were reduced $0, $1,929 and $0, respectively.

(7)	Mr. Gray would be entitled to the severance payments and severance-related benefits disclosed above under his employment agreement if his employment were terminated without cause or with good reason.

2015 Compensation

For 2015, generally, our compensation philosophy and structures are consistent with 2014, except that in 2015, we made a long-term RSU grant with an earnings per share target of $7.00. Changes in base pay became effective on January 1, 2015.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in this proxy statement, with management, and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Lithia’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board of Directors:

William L. Young (Chairman)

Susan O. Cain

Kenneth E. Roberts

Thomas Becker

Compensation Committee INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Committee during 2014: Thomas Becker (Chairman until April 25, 2014), William J. Young (Chairman on and after April 25, 2014), Susan O. Cain and Kenneth E. Roberts. During 2014, none of our executive officers served as a member of a board of directors or as a member of a compensation committee of any entity that has one or more executive officers serving as a member on our Board or Committee.

PROPOSAL NO. 3

Ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2015.

The Audit Committee of our Board of Directors has appointed KPMG LLP, independent registered public accountants, as auditor for the year ending December 31, 2015. In determining whether to re-appoint KPMG, the Audit Committee considered, among other factors, KPMG’s relationship and interactions with members of the Audit Committee and company management; that KPMG has been our auditor for 22 years; KPMG’s global reach and auto retail industry expertise; past experiences with KPMG and the Audit Committee’s and management’s view of KPMG’s performance and industry expertise; KPMG’s independence; and external reviews of KPMG’s audit quality and performance generally, including PCAOB reports. The selection of our independent registered public accounting firm is being submitted for ratification to the shareholders. If the appointment of the independent registered public accounting firm is not ratiﬁed by shareholder vote, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG. A representative of KPMG is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of their firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG was our independent registered public accounting firm for the year ended December 31, 2014.

Fees Paid to KPMG LLP Related to Fiscal Years 2014 and 2013

	2014	2013
Audit Fees	$1,280,000(1)	$895,000
Audit-Related Fees	-	-
Tax Fees	18,843(2)	-
All Other Fees	1,700	-
	$1,300,543(1)	$895,000

(1)

Estimated amount of audit fees; final amount still subject to determination. Audit fees for 2014 are significantly higher than audit fees for 2013 due, in part, to integration work and increased complexity resulting from our acquisition of DCH.

(2)

The Audit Committee approved these fees, which comprise 1.45% of the fees billed to us by KPMG for products and services provided during 2014, under the de minimis exception to pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

Pre-Approval Policies

Except as permitted under federal law and SEC rules, all audit and non-audit services performed by KPMG, and all audit services performed by other independent registered public accounting firms, must be pre-approved by the Audit Committee. KPMG may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting and entitled to vote on this matter is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Our Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Audit Committee Report

The Audit Committee reports to the Board of Directors and is responsible for assisting the board in fulfilling its oversight responsibilities relating to: (a) the preparation and integrity of the Company’s financial statements; (b) the engagement of the independent registered public accounting firm and the evaluation of their performance, qualifications and independence; (c) the implementation and evaluation of the Company’s internal accounting and financial controls, procedures and policies; and (d) the compliance with certain legal and regulatory requirements, including programs and policies established by management or our Board of Directors. The current Audit Committee charter is available on our website at www.lithia.com.

In discharging our responsibilities, we have met with the Company’s management and its independent registered public accounting firm, KPMG LLP, to review the Company’s accounting functions and the audit process. We have also met regularly with the Company’s Director of Internal Audit to review the nature and extent of the Company’s internal controls, the review procedures performed by internal audit regarding such controls and the frequency and results of such reviews. We note that follow up procedures are in place to monitor any corrective actions that have been recommended.

Selection of KPMG as our Auditor

The Audit Committee selects and oversees the independent auditor. In selecting KPMG as our independent auditor, the Audit Committee considered that KPMG has been our auditor for 22 years, KPMG’s global reach and auto retail industry expertise.

Consistent with requirements, the audit partner and concurring review partner rotate at least every five years. A new lead partner rotated on in 2014.

Audit Committee Actions

We hereby report that the Audit Committee has:

1.

Reviewed and discussed with management and the Company’s independent registered public accounting firm, KPMG LLP, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the 2014 fiscal year;

2.

Discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board regarding communications with Audit Committees; and

3.

Received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG its independence and any relationships that may impact their objectivity and independence.

We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s financial statements, the quality and adequacy of the Company’s internal control over financial reporting, and issues relating to auditor independence.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Submitted by:

Susan O. Cain (Chair)

Thomas Becker

Kenneth E. Roberts

William Young

Additional Ownership Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors and all persons who beneficially own more than 10% of our Class A Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and reports of subsequent changes in their ownership of our common stock and other equity securities.

Except as described in the following sentence, based solely on the review of Forms 3 and 4 and amendments thereto provided to us during our most recent fiscal year and Forms 5 and amendments thereto provided to us with respect to our most recent fiscal year, and any written representations provided to us by our executive officers, directors and 10% shareholders stating that no Form 5 is required for our most recent fiscal year, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met during 20

14. William Young failed to report on his original Form 3 filing on May 3, 2010, that he owned an additional 528 shares of our Class A Common Stock, which he held in a deferred compensation plan; Mr. Young amended his prior Form 3 on May 1, 2014 to report his ownership of these additional shares.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 27, 2015 (unless otherwise noted in the footnotes to the table), certain information with respect to ownership of our common stock of (i) persons known by us to be beneficial owners of more than 5% of any class of our common stock, (ii) each director, (iii) each named executive officer, and (iv) all current executive officers, directors, and director nominees as a group. Except as noted below, the address of each shareholder in the table is Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

	Class A Shares Beneficially Owned(1)		Class B Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number(2)	Percent	Number	Percent
Blackrock, Inc. 55 East 52nd Street New York, NY 10022(3)	1,943,204	8.2%	-	-
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(4)	1,463,374	6.2%	-	-
Glenview Capital Management, LLC 767 Fifth Avenue New York, NY 10153(5)	1,401,848	5.9%	-	-
Lithia Holding Company, L.L.C.	-	-	2,562,231(6)	100%
Sidney B. DeBoer	-	-	2,562,231(6)	100%
Bryan B. DeBoer	82,845	*	-	-
M.L. Dick Heimann	302,743	1.3%	-	-
R. Bradford Gray	16,465	*	-	-
Christopher Holzshu	38,227	*	-	-
Scott Hillier	49,744	*	-	-
Thomas Becker	61,484	*	-	-
William Young	14,284	*	-	-
Susan O. Cain	17,864	*	-	-
Kenneth E. Roberts	144,387(7)	*	-	-
Shau-wai Lam	713	*	-	-
All current executive officers and directors as a Group (10 persons)	997,526	4.2%	2,562,231(6)	100%

*Less than one percent

(1)

The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share and is convertible into Class A common stock on a one-for-one basis at the option of the holder thereof or under certain other circumstances. For purposes of this table, Class A shares beneficially owned do not include Class A shares issuable upon conversion of Class B shares.

(2)	Includes shares subject to options exercisable and RSUs vesting within 60 days of February 27, 2015, shares held in 401(k) accounts and shares held by spouses as follows:

Name	Options exercisable within 60 days	Stock awards vesting within 60 days	Shares held in 401(k) account	Shares held by spouse
Sidney B. DeBoer	-	-	-	-
Bryan B. DeBoer	-	60,009	-	-
M.L. Dick Heimann	-	-	95,714	-
R. Bradford Gray	-	5,598	-	-
Christopher Holzshu	-	22,310	2,640	-
Scott A. Hillier	-	17,710	-	-
Thomas Becker	-	375	-	-
William J. Young	1,000	375	-	-
Susan O. Cain	3,833	375	-	-
Kenneth E. Roberts	-	375	-	-
Shau-wai Lam	-	713	-	-
All current executive officers and directors as a group(a)	4,833	107,840	98,354	-
(a)	Also includes 50,000 Class A shares held by Sidney B. DeBoer as the manager of DeBoer Family LLC.

(3)

Beneficial ownership as of December 31, 2014 as reported by BlackRock, Inc. in a Schedule 13G/A filed by the shareholder. The shareholder reports sole voting power with respect to 1,892,479 shares and sole dispositive power with respect to 1,943,204 shares.

(4)

Beneficial ownership as of December 31, 2014 as reported by The Vanguard Group, Inc. in a Schedule 13G/A filed by the shareholder. The shareholder reports sole voting power with respect to 30,690 shares, sole dispositive power with respect to 1,434,584 shares and shared dispositive power with respect to 28,790 shares.

(5)

Beneficial ownership as of December 10, 2014 as reported by Glenview Capital Management, LLC in a Schedule 13G filed by the shareholder. The shareholder reports shared voting and dispositive power with respect to all 1,401,848 shares.

(6)

Sidney B. DeBoer is the manager of Lithia Holding and he has the sole voting and investment power with respect to all of the Class B common stock. Accordingly, all shares held by Lithia Holding are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding:

	Units Owned
Unit Holder	Number	Percent
DeBoer Family LLC	46,167	48.9%
Heimann Family LLC(a)	34,875	36.9%
R. Bradford Gray	7,000	7.4%
Bryan B. DeBoer	1,664	1.8%
Jeff DeBoer	1,663	1.8%
Mark DeBoer	1,663	1.8%
Sidney B. DeBoer Trust(b)	1,425	1.5%
	94,457	100.0%
(a)	M.L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members.
(b)	Sidney B. DeBoer is the trustee and owner of the Sidney B. DeBoer Trust.

1,762,231 shares of Class B common stock are pledged by Lithia Holding to secure a loan. If the creditors foreclose on those shares of Class B Common Stock, we could experience a change of control. In March 2013, we adopted changes to our insider trading policy and our stock ownership guidelines to prohibit future pledging and hedging transactions. Existing pledges, including the pledge by Lithia Holding, and pledges under replacement financial arrangements, were grandfathered. (See “Stock Ownership Policy; Hedging and Pledging Restrictions” above).

(7)

Ken Roberts has a line of credit that is secured by the securities held in one of his brokerage accounts, including 63,775 shares of Class A common stock of Lithia; no amounts were drawn on the line of credit as of February 27, 2015.

Certain Relationships and Transactions With Related Persons

Sidney B. DeBoer is the father of Bryan B. DeBoer, who is a director and our chief executive officer, and Mark DeBoer, who is our Vice President of Real Estate. There are no other family relationships among our executive officers and directors.

The Audit Committee and our Board of Directors review all transactions between us and any related person, which includes, all of our nominees for director, directors and executive officers and their immediate family members and all persons known to us to be the beneficial owner of more than five percent of any class of our voting securities and their immediate family members, that exceed $120,000 and in which the related person has a direct or indirect material interest. Although we do not maintain a written policy or have written procedures for such review, our Code of Business Conduct and Ethics imposes an obligation on each of our directors and senior executive officers to disclose any potential conflict of interest involving such person and Lithia. Further, each of our directors and each NEO signs a detailed questionnaire used in the preparation of this proxy statement that requires the disclosure of, among other things, any related-person transaction. The Audit Committee and our Board of Directors review and determine whether to approve or disapprove all such transactions based on (i) whether the proposed transaction is on terms that are no less favorable to us than the terms generally made available by us to an unaffiliated third party under similar circumstances and (ii) the extent of the related party’s interest in the proposed transaction.

We maintain 10 separate “whole-life” insurance policies covering Sidney B. DeBoer, our Chairman and our former Chief Executive Officer, each worth $3,727,600 on maturity. With respect to four of the 10 policies, Mr. Sidney B. DeBoer has the right to designate the beneficiary or beneficiaries of the death benefit of each policy. Lithia owns and pays for each of the four policies, and will receive the greater of the Cash Surrender Value or cumulative premiums paid at the maturity of each policy. This payment of insurance for Mr. DeBoer is included in “Compensation Discussion and Analysis – Summary Compensation Table for 2014.”

In 2014, Mark DeBoer, Vice President of Real Estate, received a salary of $396,000, incentive compensation of $192,060, and other compensatory arrangements totaling $70,852. The salary and other compensatory arrangements were reviewed and ratified by the Compensation Committee.

Robert Sacks, M. L. Dick Heimann’s son-in-law, is the general manager of the Nissan store located in Medford, Oregon. Mr. Sacks is paid an annual base salary of $193,347 and participates in a store profit incentive plan under the standard compensation plan provided to our other general managers. In 2014, he earned $200,614 in total compensation.

On June 14, 2014 we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with DCH Auto Group (USA) Limited, a British Virgin Island corporation (“Seller”), under which we agreed to purchase from Seller all of the outstanding capital stock of DCH Auto Group (USA) Inc., a Delaware corporation (“DCH”). We completed the purchase on October 1, 2014; the final purchase price was approximately $327.4 million plus the assumption of outstanding indebtedness. Shau-wai Lam, a nominee for director, has served since 1992 and continues to serve as a director and vice president of Seller. Palace Holdings Limited, a British Virgin Islands corporation wholly owned by members of Mr. Lam’s family and trusts whose beneficiaries are members of Mr. Lam’s family (including siblings, siblings-in-laws, nephews and nieces) (“Palace”), owns 50% of the capital stock of Seller. Mr. Lam is a beneficiary of a family trust which owns 50.42% of Palace. Mr. Lam served as the chairman and chief executive officer of DCH from 1992 until October 1, 2014, as well as president of DCH’s predecessor from 1988 to 1992. Mr. Lam was Seller’s primary representative negotiating the Stock Purchase Agreement, including the purchase price and other terms.

In connection with the Stock Purchase Agreement, we entered into an Indemnity Escrow Agreement with Seller and U.S. Bank National Association, as escrow agent, dated October 1, 2014. The Indemnity Escrow Agreement specifies how the escrow agent will hold and administer the $10,954,560 cash escrow amount and 268,770 shares of our Class A Common Stock that we deposited with the escrow agent in connection with our acquisition of DCH. Seller appointed Mr. Lam as its authorized representative to act on behalf of the Seller under the Indemnity Escrow Agreement.

On June 14, 2014, in connection with our acquisition of DCH, Shau-wai Lam, a nominee for director, entered into a Stock Redemption Agreement with DCH under which he agreed to sell DCH 58,800 shares of the common stock of DCH for $10.2 million. DCH purchased the stock from Mr. Lam at that price on September 16, 2014.

Brian Lam, Shau-wai Lam’s son, is the Platform Vice President covering the states of New Jersey and New York. Brian Lam is paid an annual base salary of $170,000 and participates in a store profit incentive plan under the standard compensation plan provided to our other general managers. In 2014, he earned $415,894 in total compensation.

PROCEDURES FOR COMMUNICATING WITH OUR BOARD OF DIRECTORS

Shareholder and Other Interested Party Communications

Communications with the Company and our Board

Our Board of Directors has adopted a Shareholder Communication Policy to promote efficient shareholder and interested party communications with our Board of Directors and management. Our Investor Relations Department is responsible for receiving and routing all shareholder and interested party communications. Corporate governance issues are the responsibility of the Corporate Governance Committee. Our Audit Committee handles concerns or allegations regarding possible violations of accounting or financial reporting matters. Management is the more appropriate group for handling all other matters and we encourage you to contact them accordingly.

All correspondence with our Board of Directors or its members must be in writing, directed to the attention of either our Board of Directors or an individual director and delivered to: Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. The Investor Relations Department will review communications to our board or individual directors and direct the communication to the named board member if the communication relates to important company policies, or to management, if the matter is better addressed by management. The Investor Relations Department copies the Lead Independent Director and our General Counsel on all communications. A complete copy of our Shareholder Communication Policy is available on our website at www.lithiainvestorrelations.com and interested persons may obtain a written copy from the Investor Relations Department.

Shareholder Proposals

SEC rules require that any shareholder proposal to be included in our proxy materials for consideration at next year’s annual meeting be received by us at our principal office no later than November 13, 2015 (120 days prior to the anniversary of the mailing of the prior year’s Notice of Internet Availability). Shareholders who otherwise wish to present proposals for action at next year’s annual meeting must do so in accordance with our bylaws, which require shareholders to give us advance written notice of a director nomination or other business to be conducted at any meeting of shareholders. To be timely, the written notice for next year’s annual meeting must be received by our Secretary between December 25, 2015 and January 24, 2016 (at least 90 days, and no earlier than 120 days, before the first anniversary of our preceding year’s annual meeting) and must include the information required by our bylaws. Our mailing address is 150 N. Bartlett Street, Medford, Oregon 97501.

Shareholder Director Recommendations

The Corporate Governance Committee will consider potential director nominees recommended by any record or beneficial shareholder. Shareholders may recommend individuals to the Corporate Governance Committee for consideration as potential director nominees by submitting a written recommendation to the Chairman of the Corporate Governance Committee in accordance with our Shareholder Communication Policy. To be considered for nomination to the following year’s Board of Directors, the written recommendation must be received at our principal executive office at 150 N. Bartlett Street, Medford, Oregon 97501 not less than 120 days prior to the first anniversary of the mailing of the preceding year’s Notice of Internet Availability. For our 2016 Annual Meeting, the recommendation must be received no later than November 12, 2015.

The written recommendation must include the candidate’s name, appropriate biographical information, including information about the candidate’s qualifications and background materials, a statement that the person submitting the recommendation is a shareholder entitled to vote in the election of directors and a consent to serve as director signed by the recommended individual. If the necessary information is received in a timely manner, the Corporate Governance Committee will evaluate the shareholder-recommended candidate using substantially the same process, and applying substantially the same criteria, as it uses to evaluate all other candidates. For information regarding minimum qualifications for directors and specific qualities and skills that the Corporate Governance Committee believes are necessary for our directors to possess, see “Director Qualifications and Nominations” above. Recommended candidates are submitted to our board for approval as director nominees. If our board determines to nominate a shareholder-recommended candidate, the candidate’s name will be included in our proxy and submitted to shareholders for election.

Annual Report on Form 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithia.com.

Householding

Shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report on Form 10-K, as applicable, unless we receive contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing and mailing costs and the environmental impact of its annual meetings. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report on Form 10-K delivered to him or her at the shared address for this and future years may elect to do so by calling (877) 331-3084 or by writing to Christopher Holzshu, our Secretary, at 150 N. Bartlett Street, Medford, Oregon 97501. A copy of the materials will be sent promptly to the shareholder following receipt of a written or oral request by a shareholder to receive a copy of the Notice Regarding the Availability of Proxy Materials, the Proxy Statement or Annual Report on Form 10-K. The foregoing contact information can also be used by shareholders sharing an address to request delivery of a single copy of the Notice Regarding the Availability of Proxy Materials, the Proxy Statement or Annual Report on Form 10-K if they are receiving multiple copies of any of those documents.

Dated: March 12, 2015

Lithia Motors, Inc.
150 N. Bartlett St.
Medford, OR 97501
Attn: Margie Davis

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Sidney B. DeBoer
02 Thomas R. Becker
03 Susan O. Cain
04 Bryan B. DeBoer
05 Shau-wai Lam
06 Kenneth E. Roberts
07 William J. Young

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000231397_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

LITHIA MOTORS, INC.
Revocable Proxy for Annual Meeting of Shareholders to be Held on April 23, 2015

The undersigned hereby appoints John North and Tina Miller, and each of them, proxies of the undersigned, each with full power of substitution to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the annual meeting to be held at 8:30 a.m. PDT on Thursday, April 23, 2015, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 and 3.

Continued and to be signed on reverse side

0000231397_2 R1.0.0.51160